Exhibit 10.3

AMENDED AND RESTATED
WISE Partnership - Water Delivery Agreement between
Denver Water, the City of Aurora, acting by and through its Utility Enterprise, and the
South Metro WISE Authority

This Water Delivery Agreement ("Agreement") is entered into by the City and County of Denver, acting by and through its Board of Water Commissioners ("Denver Water"), the City of Aurora acting by and through its Utility Enterprise ("Aurora"), and the South Metro WISE Authority  ("Authority") (individually, a "Party" and collectively, the "Parties").

Recitals

A.           Denver Water owns and operates a municipal water supply system that provides water to the inhabitants of the City and County of Denver and by contract to certain areas outside the boundaries of the City and County of Denver.

B.           Aurora owns and operates a municipal water supply system that provides water for inhabitants of the City of Aurora and by contract to certain areas outside the City of Aurora.

C.          The Authority is comprise of ten (10) governmental or quasi-governmental water providers seeking to develop through cooperation between its Members new surface water supplies that will decrease reliance on nontributary groundwater.supplies. The Authority Members are also members of the South Metro Water Supply Authority ("SMWSA").

D.          Denver Water and SMWSA entered into an agreement in 1999 to investigate the feasibility of potential future cooperative water operations between the Board and the SMWSA.

E.           Denver Water and Aurora entered into an Intergovernmental Agreement dated April 12, 2006, committing to explore opportunities for mutually beneficial arrangements that could include shared use of water resources and water facilities.

F.           Denver Water and SMWSA entered into the Pilot Project Agreement dated February 14, 2007, committing to investigate the feasibility of potential future cooperative water operations, water efficiency, and delivery of water to SMWSA.

G.           Denver Water, Aurora, and SMWSA previously executed a Memorandum of Understanding (MOU) dated November 20, 2008, as amended by that certain amendment dated July of 2009, to implement a cooperative study to identify water resources, including infrastructure, that might be available for a joint water supply project to facilitate efficient and cost-effective delivery of water.

H.          These combined investigations have shown the potential for regional water resource operations that may significantly benefit all members of the Partnership.

I.           These combined investigations have identified both periodic available capacity in Aurora's existing Prairie Waters Project (PWP) and periodic available water supplies that can be utilized by the Authority and Denver Water.

J.           Denver Water and Aurora entered into an Intergovernmental Agreement dated August 16, 2012 that governs their operations under the WISE Project.

K.          Denver Water's participation in this Agreement includes providing water from reusable return flows, which originate on the West Slope.  To resolve longstanding disputes with the West Slope, Denver Water has entered into the Colorado River Cooperative Agreement (CRCA), which authorizes use of Denver Water's reusable return flows in the WISE Partnership under certain terms and conditions.

L.           The Authority and its Members have entered into the SM WISE IGA defining the Members' participation in the WISE Project.

M.          Colorado law, C.R.S. § 29-1-201 et seq., authorizes and encourages local governments to contract with one another to provide any function, service, or facility, including the sharing of costs.  Governments are specifically authorized by C.R.S. § 31-35-402(1)(h) to enter into agreements for planning, construction and operation of water facilities.  All the Parties to this Agreement are political subdivisions of the State of Colorado, and each is authorized to acquire infrastructure and to operate water facilities.

N.          The Parties now wish to enter into this Agreement for water deliveries pursuant to the WISE Partnership.  The Parties' intend that this Agreement result in a permanent supply of water to the Authority, subject to this Agreement's terms and conditions.  This Agreement should be construed in such a manner as to further the Parties' intent.

0.           Engineering studies based on historic hydrology have suggested that in the future additional water may be available under the WISE Partnership, assuming significant new infrastructure, and significant additional unused return flows resulting from growth in Denver Water's and Aurora's customer base. While changes in future hydrology, demands, or water administration will affect the volume of potential future deliveries, the Parties intend to cooperate with each other to determine if increased WISE deliveries would be feasible. If the Parties decide that increased WISE Deliveries are in their collective interests, that additional water would be subject to a separate agreement.

P.           The Parties are currently negotiating a Memorandum of Understanding with Douglas County, Colorado that would create an option for the County to acquire additional deliveries of water under the WISE Project in an amount up to 27,750 AF over a Ten-Year Block, as defined below.  Such deliveries would be provided under terms substantially similar to the terms of this Agreement, and for the purpose of reducing reliance on nonrenewable groundwater by current and future customers within existing service areas in Douglas County.

NOW, THEREFORE, Denver Water, Aurora, and the Authority agree as follows:

Article 1
Intent of the WISE Partnership

1.1           The Parties have been engaged in the development of a regional water supply project, now known as the WISE Partnership (WISE).  A fundamental concept of WISE is to reduce the reliance of Authority Members on nonrenewable groundwater and to create a dependable, albeit interruptible, surface water supply for Authority Members.  WISE would accomplish these goals by utilizing the periodic unused or underused capacity in Aurora's PWP, and the construction or acquisition of additional infrastructure, combined with the beneficial use by the Authority of water supplies to be made available by Aurora and Denver Water.  Engineering studies conducted by the Parties have demonstrated a potential for a dependable supply of water for the Authority utilizing such periodic unused capacity and available water supplies.

1.2           The Parties have determined that the joint use of infrastructure, the delivery of water, and the financial arrangements in this Agreement will benefit the health, safety and welfare of their respective citizens and customers, enhancing water supplies while minimizing costs.

1.3           Denver Water and Aurora acknowledge that the Members of the Authority will depend upon the water deliveries provided under this Agreement to partially meet their future long-term water demands.  The Members of the Authority acknowledge that they cannot rely upon WISE deliveries as their sole source of water supply.  The water supply being made available to the Authority by Aurora and Denver Water is permanent, variable, and interruptible under the conditions described in this Agreement.  The Authority agrees to require the Members to acknowledge in the SM Wise IGA the need to maintain existing water supplies, develop new water supplies, or have adequate storage available to meet their demands when WISE deliveries are interrupted under the terms of this Agreement.

Article 2
Definitions

"Abstention Provisions" shall mean those restrictions on the acquisition of new supplies of water from the Colorado River Basin by the Authority and the Members as set forth in the Colorado River Cooperative Agreement, effective as of the date of this Agreement.

"AF" means acre-feet.

"Authority Service Area" means the aggregate water delivery service area within Douglas County and Arapahoe County to which the Members are authorized to provide water service.  The Authority Service Area within Douglas County and Arapahoe County may be modified through inclusion, annexation, or contract in the future.  Any expansion of the Authority Service Area beyond Douglas County and/or Arapahoe County is subject to the prior written approval of the Parties.

"Binney Plant" shall mean the Binney Water Purification Facility located north of the Aurora Reservoir.

"Binney Plant Connection" shall have the meaning set forth in Paragraph 3.3.4.

"Colorado River Cooperative Agreement" or "CRCA" shall have the meaning set forth in Recital K of this Agreement.

"Corps" shall mean the United States Army Corps of Engineers. "Delivery Location" shall have the meaning set forth in Paragraph 4.1.1.

"Delivery Location" shall have the meaning set forth in Paragraph 4.1.1.

"Delivery Obligation" shall mean a minimum delivery of 72,250 AF of water over each Ten Year Block.

"Delivery Year" means each 12-month period beginning June 1 and ending the following May 31.

"DIA Connection" means that interconnection between Denver Water's treated distribution system near the Denver International Airport and Aurora's PWP as described in Attachment B.

"DIA Connection Fee" means the payment made by the Authority to Denver Water pursuant to Paragraph  3.3.1.

"Dominion Agreement" means that certain Intergovernmental  Agreement for Temporary Lease of Water between Aurora and Dominion Water & Sanitation District dated July 30, 2012 or any subsequent agreement(s) for delivery to Dominion at an alternative point of delivery.

"ECCV" means the East Cherry Creek Valley Water and Sanitation District.

"ECCV Western Line" means the 48"-54" pipeline owned by ECCV that runs from the vicinity of E-470 and Smoky Hill Road south and west along E-470/C-470 to the vicinity of E-470 and University  Boulevard.

"Effective Date" shall have the meaning set forth in Paragraph 5.30.

"Joint Advisory Committee" shall mean that certain advisory committee formed by the Parties pursuant to Paragraph 5.1.

"Member" means a member of the Authority. At the time of execution of this Agreement, the Members are as follows:

Town of Castle Rock
Dominion Water & Sanitation District
Stonegate Village Metropolitan District
Cottonwood Water & Sanitation District
Denver Southeast Suburban Water & Sanitation District (a/k/a Pinery Water and Wastewater District)
Centennial Water & Sanitation District
Rangeview Metropolitan District
Parker Water & Sanitation District
Meridian Metropolitan District
Inverness Water & Sanitation District

"MGD" means million gallons per day.

"Master Meter" shall refer to the primary meter through which deliveries are made to the Authority; during the Phase In Period, through the Temporary Interconnect and thereafter through the Binney Plant Connection.

"Minimum Payment" shall have the meaning set forth in Paragraph 3.5.3.

"Offered Delivery Amount" means the volume and flow rate of water offered by Denver Water and Aurora to the Authority at the Delivery Location(s) subject to the delivery volume and flow rate parameters set forth in Paragraph 3.4.

"Phase In Period" means the period between the completion of the Temporary Interconnect and May 31, 2021.

"Prairie Waters Project" or "PWP" means the water collection, conveyance, storage and treatment system owned and operated by Aurora that delivers water from the South Platte River north of Denver to and including the Binney Plant.

"SM WISE IGA" means the "South Metro WISE Authority Formation and Organizational Intergovernmental  Agreement" executed by the Members.

"Temporary Interconnect" shall mean the connection between the Aurora treated distribution system and the Western Pipeline as described in Paragraph 3.2.2.

"TDS" means "Total Dissolved  Solids" as set forth in Paragraph 3.6.2. "TDS Commitment" shall have the meaning set forth in Paragraph 3.6.2.

"Ten-Year Block" means successive ten-year periods, starting with the ten-year period of June 1, 2021 through May 31, 2031, and continuing for subsequent consecutive ten-year periods.

"Total Actual Cost" means the total cost of the land acquisition, design, permitting, construction, and related expenses of the DIA Connection.

"Water Infrastructure  and Supply Efficiency Partnership" or "WISE Partnership" or "WISE Project" or "WISE", as identified under Article  1, refers to the cooperative water supply effort by Aurora, Denver Water, and the Authority to develop efficient and cost effective water pursuant to this Agreement.

"Western Pipeline" means a pipeline capable of delivering water from the Master Meter to the Authority.

"West Slope Charge Agreement" shall mean an agreement between the Authority and the Colorado River Water Conservation District in substantially the form of Attachment D, the purpose of which is set forth in Paragraph 4.4.1.

Article 3
Water Supply

3.1           Volume of Water. Aurora and Denver Water agree to make available for delivery to the Authority a minimum amount of 72,250 acre-feet (AF) of water over each Ten-Year Block, an average of 7,225 AF per year ("Delivery Obligation"). Delivery of the full 7,225 AF on an annual average will be phased in over the Phase In Period, as described in Paragraph 3.4. Water deliveries in a particular Delivery Year will be governed by the parameters in Paragraph 3.4.

3.2           Infrastructure Necessary to Commence Deliveries.  In order for any water to be delivered from the PWP to the Authority additional infrastructure must be constructed or acquired by the Parties.

3.2.l           Western Pipeline. Additional infrastructure will include either the ECCV Western Pipeline or an alternate Western Pipeline.  Denver Water and the Authority shall cooperate and coordinate the planning, design, cost-sharing, construction and operation of the Western Pipeline under the terms of a separate agreement.

3.2.2           Construction of the Temporary Interconnect.  The Authority is responsible, at its own cost and expense, for the design and construction of the Temporary Interconnect including acquiring all necessary permits and third party approvals.  The Authority's design and construction of the Temporary Interconnect and the location of the same shall be subject to the specifications, approval and acceptance of Aurora. Upon completion and Aurora's acceptance of the Temporary Interconnect, the Authority shall convey to Aurora those portions of the Temporary Interconnect (and easements as necessary) upstream of the isolation valve (downstream of the meter vault) free of all liens and encumbrances that impair the maintenance, operation or control of the Temporary Interconnect and with a one year warranty.  Aurora will thereafter own, maintain, operate and control those portions of the Temporary Interconnect conveyed by the Authority with associated maintenance or replacement costs to be borne by Aurora.

3.2.3           Authority Infrastructure.  Any additional infrastructure necessary for Authority Members to take delivery of water from the Western Pipeline is the responsibility of the Authority and shall not be included as WISE Facilities described in Attachment C.

3.3           DIA Connection.  In order for Denver Water and Aurora to begin delivery of the full annual average of 7,225 AF, the DIA Connection will be required.  Denver Water agrees to complete construction of the DIA Connection on or before May 31, 2020, unless the Parties mutually agree to a different date.  Denver Water shall provide to the Authority updates on construction progress on an annual basis.  Denver Water will own and operate the DIA Connection.

3.3.l           Payment of DIA Connection Fee.  The Authority will pay to Denver Water the fee described below for the construction of the DIA Connection.  The first payment of $882,052 will be due sixty days after the date when the last of the contingencies defined in Paragraph 5.30 has been met.

Date Due	Payment Due
see above	$ 882,052

11/15/2015	$ 705,642
1/15/2016	$ 882,052
1/15/2017	$ 1,146,668
11/15/2018	$ 1,146,668
11/15/2019	$ 1,146,668
11/15/2020	$ 1,146,668

The DIA Connection Fee payments are based on the current estimated cost of constructing the DIA Connection. The infrastructure costs include all design, engineering, permitting, land acquisition, and related expenses.  In the event of termination of this Agreement due to a default by the Authority, there shall be no return of any DIA Connection Fee payments made prior to such default.

3.3.2           Reconciliation of the DIA Connection Fee Payments.  The DIA Connection Fee payments identified in Paragraph 3.3.l represent the Authority's share of the estimated cost of the DIA Connection.   Should the Total Actual Cost of construction of the DIA connection by Denver Water be greater than the DIA Connection Fee, the Authority shall pay the remainder due on or before July 1, 2020, as provided for under Attachment B.  Should the Total Actual Cost of the DIA Connection be less than the DIA Connection Fee, the Authority shall be refunded the overpayment by Denver on or before July 1, 2020.  In any event, the Authority shall be provided copies of all invoices associated with the DIA Connection construction and any calculations performed by Denver Water in determining the respective balances or credits due.

3.3.3           Permits. Easements and Approvals. The Parties agree to cooperate to obtain such easements, approvals and permits as are necessary for: (i) the construction of the DIA Connection and the Temporary Interconnect; (ii) any other infrastructure reasonably necessary to fulfill the terms of this Agreement, and (iii) the storage of WISE water in Rueter-Hess Reservoir.

3.3.4           The Authority is responsible for the construction by May 31, 2021, of any infrastructure necessary to convey and use water delivered from the Binney Plant to the Western Pipeline ("Binney Plant Connection").  Use of this Binney Plant Connection for water deliveries to the Authority is governed by this Agreement.  The Authority's design and construction of the Binney Plant Connection will be subject to the same terms and conditions controlling its design and construction of the Temporary Interconnect except that the portion of the Binney Plan Connection that will be conveyed to Aurora shall consist of all components upstream of the Master Meter.  When water deliveries are interrupted due to Denver Water's need to make use of its supplies, Denver Water will need to use the Binney Plant Connection. On such occasions, and subject to all delivery terms in this Agreement, Denver Water will have the first use of the Binney Plant Connection, and will compensate the Authority for its costs, including O&M and a capital recovery charge, based upon AWWA utility rate setting and cost-of-service principles.

3.4	Water Deliveries.

3.4.1           Deliverv Phase-in.  During the Phase In Period, Aurora and Denver Water will make available 5,000 AF annually as a guaranteed minimum delivery.  Deliveries in excess of the 5,000 AF will be offered on an as-available basis.  The Authority, subject to the Minimum Payment obligations under Paragraph 3.5.3, will determine, at its sole discretion, whether to take such deliveries.

3.4.2           Post May 31, 2021 Deliveries. Beginning June 1, 2021, Aurora and DenverWater will offer for delivery to the Authority a minimum of 72,250 AF of water over a Ten-Year Block. The Offered Delivery Amount will be calculated retrospectively on the basis of the daily offered flow rate and will be credited towards the Delivery Obligation.

3.4.3           Maximum  and Minimum Offered Delivery Amount.  In any particular year, the Offered Delivery Amount will depend on hydrology and infrastructure constraints.  However, the Offered Delivery Amount volume shall not be required to be more than in Paragraph 3.4.3(a) nor less than the minimums in Paragraph 3.4.3(b).

(a)              Maximum  Offered Delivery Amount.  Beginning June 1, 2021, the maximum Offered Delivery Amount shall be as follows:

•	no more than 18,063 AF of water in any single Delivery Year,
•	no more than 32,513 AF of water in any two Delivery Year period,
•	no more than 43,350 AF of water in any three Delivery Year period,
•	no more than 54,188 AF of water in any four Delivery Year period, and
•	no more than 65,025 AF of water in any five Delivery Year period.

(b)             Minimum Offered Delivery Amount.  Beginning June 1, 2021, the minimum Offered Delivery Amount will be as follows, without regard to Ten-Year Blocks (i.e., within or between Ten-Year Blocks):

•	no minimum delivery for any single year,
•	no more than 24 consecutive months with no deliveries,
•	no less than 1,806 AF in any consecutive 36 month period,
•	no less than 3,613 AF in any consecutive 48 month period,
•	no less than 7,225 AF in any consecutive 60 month period,
•	no less than 21,675 AF in any consecutive 120 month period.

3.4.4           Available Delivery Flow Rate.  Aurora will determine the available delivery flow rate in coordination with Denver Water and the Authority.  Absent agreement by the Authority, the maximum available delivery rate during the Phase In Period will be 15 MGD.  Thereafter the maximum available delivery rate will be 22 MGD. Absent agreement by the Authority, Aurora may change the available delivery rate by no more than 7 MGD (5 MGD during the Phase In Period) and no more often than once per 24 hour period. Aurora shall provide 24 hour notice to the Authority for any delivery rate change, unless the change is caused by a power outage or other unforeseen operational upset, in which case Aurora will notify the Authority as soon as possible.

3.4.5           Excess Deliveries.  Water in excess of the Maximum Offered Delivery Amount in Paragraph 3.4.3a or in excess of 22 MGD will be offered for delivery on an as available basis. The Authority will determine, at its sole discretion, whether to take such excess deliveries.  Any such excess deliveries shall not be credited towards the Delivery Obligation or the Offered Delivery Amounts set forth in Paragraph 3.4.3.

3.4.6           Modifications of Offered Delivery Amounts.  The above minimum and maximum Offered Delivery Amounts from Denver Water and Aurora may be modified upon agreement, in writing, of all the Parties based upon future hydrologic determinations, infrastructure decisions, or other pertinent factors, without the need to modify the remainder of this Agreement or execute a new agreement.

3.4.7           Distribution of the Offered Delivery Amount Over the Delivery Year.  Aurora will determine the monthly timing, volume, and flow rate of deliveries in coordination with Denver Water and the Authority.  Subject to the provisions of this Agreement, Aurora shall maintain the Offered Delivery Amount in any given year within the parameters of the table below, with the actual Offered Delivery Amount based on water availability, subject to the minimum deliveries in Paragraph 3.4.3(b).  While deliveries are being made, Aurora shall provide the following to the Authority on a daily basis (or other interval agreed to by the Parties' operating representatives):

(i)	Notice of changes to the Offered Delivery Amount, if any;

(ii)	The amount of the Offered Delivery Amount taken;

(iii)	The amount of excess deliveries to the Authority pursuant to Paragraph 3.4.5, if any.

The above information shall be provided to the Authority via e-mail or other mutually acceptable means of communication.

(a)           Phase-In Distribution. During the Phase In Period the distribution of the Offered Delivery Amount over any Delivery Year will be made within the following parameters (unless otherwise agreed to by all Parties):

	Jun-Sep	Oct-Jan	Feb-May
Maximum	50.0%	65.0%	65.0%
Minimum	10.0%	25.0%	25.0%

(b)           Distribution Above 7,225 AF.  Commencing on June 1, 2021, in years where the Offered Delivery Amount over any Delivery Year is at or above 7,225 AF, the distribution of the Offered Delivery Amount over any Delivery Year will be made within the following parameters (unless otherwise agreed to by all Parties):

	Jun-Sep	Oct-Jan	Feb-May
Maximum	75.0%	60.0%	50.0%
Minimum	10.0%	10.0%	5.0%

(c)           Distribution Below 7,225 AF. Commencing on June 1, 2021, in years where the Offered Delivery Amount  over any Delivery Year is less than 7,225 AF, the maximum amount of the Offered Delivery Amount   in any seasonal period is as follows (unless agreed to by all Parties):

	Jun-Sep	Oct-Jan	Feb-May
Maximum	5,419 AF	4,335 AF	3,613 AF

                   3.4.8           Good Faith. Though the bullets in Paragraph 3.4.3 and the charts in Paragraph 3.4.7 represent the minimum and maximum allowable distribution of the Offered Delivery Amount, the Parties acknowledge that hydrologic conditions and infrastructure capacity will dictate the amount of water actually made available within the identified range of possible annual deliveries, subject to the minimums in Paragraph 3.4.3(b).  Denver Water and Aurora agree to act in good faith to make water available to the Authority on a schedule which accommodates the Authority's needs subject to such constraints.  The Parties further acknowledge that storage developed by the Authority, either surface or sub-surface, can be utilized to manage seasonal distributions in a more beneficial manner.

3.5	Charges for Water.

3.5.1           Basis for Charges.  Pricing for water provided under this Agreement shall be based upon Attachment C and this Paragraph.  The pricing methodology in Attachment C takes into account the cost of water and infrastructure contributed by each Party and the actual cost of system operation to a specified delivery location.  The rate for water delivered under this Agreement shall be calculated for delivery at the Binney Plant (the "Delivery Rate").  The Delivery Rate for 2013 is $5.50 per thousand gallons of water and shall apply to all water regardless of the Delivery Location.  In addition to the Delivery Rate, Aurora will charge and the Authority shall pay a conveyance fee for water provided under this Agreement delivered to the Temporary Interconnect.  (the "Conveyance Fee").  The Conveyance Fee is the sum of the incremental energy costs incurred by Aurora associated with the conveyance of water delivered under this Agreement between the Binney Plant and the Temporary Interconnect.  The Conveyance Fee shall be payable on the same terms and conditions as the Delivery Rate charge.

3.5.2           Modification of Charges.  Charges may be increased based on the WISE Raw Water Rate and/or on an update to the cost of service model, incorporating capital and operational costs following the utility basis for ratemaking prescribed in Attachment C.  Aurora shall provide notice to the Authority of any proposed rate adjustment prior to October 1, and the Authority shall have the opportunity to comment on the proposal prior to the effective date of the rate on January 1 of the following year.

                     3.5.3           Minimum Payment.  In recognition that Aurora and Denver Water will reserve for the Authority the volumes of water described in this Article 3, the Authority agrees to make minimum payments (each a "Minimum Payment") as described in this Paragraph 3.5.3.  Aurora shall bill the Authority for the Minimum Payment at the end of each applicable Delivery Year, and the Authority shall pay such invoices in the manner described in Paragraph 4.7.

(a)               Phase In Period Deliveries.  Beginning with the 2017-2018 Delivery Year, regardless of whether the Phase In Period has commenced, if the Authority takes delivery of less than the amount of water listed in the following table, the Authority shall pay a Minimum Payment equivalent to the then-current rate established under Paragraph 3.5.1 times the difference between the amount listed in the table and the amount delivered to the Authority during the Delivery Year.

Delivery Year	Minimum Payment Amount (AF/yr)
6/112017-5/31/2018	1,500
6/112018-5/31/2019	2,500
6/1/2019-5/31/2020	3,500
6/1/2020-5/31/2021	5,000

(b)           Full Deliveries.  Beginning with full deliveries after June 1, 2021, as described in Paragraph 3.4.2, the Minimum Payment will be calculated based on 7,225 AF of water, or the Offered Delivery Amount in the applicable Delivery Year, whichever is less. The Authority shall pay a Minimum Payment equivalent to the then-current rate established under Paragraph 3.5.l times the difference between the amount of water delivered to the Authority during the Delivery Year and: (1) 7,225 AF; or (2) the Offered Delivery Amount, whichever is less. Once the Authority has paid for 72,250 AF during any Ten-Year Block, no further Minimum Payment will be required for that Ten-Year Block.

(c)           Exceptions to Minimum Payment.  The Minimum Payment shall not apply to: (i) any amount of the Offered Delivery Amount not delivered due to an outage of infrastructure necessary to deliver water to one or more Members, if such outage is caused by a factor outside the reasonable control of the Authority or Members; (ii) any water made available for delivery at a flow rate in excess of maximum delivery rates defined in Paragraph 3.4.4 that is declined by  the Authority; and (iii) prior to June 1, 2030, any water containing TDS levels higher than 500 mg/I that is declined by the Authority under Paragraph 3.6.2

3.6	Water Quality.

                  3.6.1           Compliance with Drinking Water Standards.  Aurora will supply to the Authority at the Master Meter water that meets all state and federal safe drinking water regulatory requirements as such may exist now or in the future, subject to the qualification on TDS provided in Paragraph 3.6.2.  The Authority is solely responsible for maintaining compliance with drinking water standards beyond the Master Meter and requiring the Members to ensure that water delivered under this Agreement is compatible with the other water supplied by the Members.

3.6.2          Total Dissolved Solids.  Primary drinking water standards have not been established for IDS; the current secondary standard is 500 mg/I.  Unless the Authority agrees otherwise, for the period through May 31, 2030, Aurora will provide to the Authority water at the Master Meter that has a IDS level no greater than that provided to Aurora's own customers from the Binney Plant (the "IDS Commitment").   Ifthe IDS level at the Master Meter exceeds the secondary standard of 500 mg/I, Aurora will notify the Authority and the Authority may decline deliveries.  Until May 31, 2030, any declined water above 500 mg/I IDS will not count toward the Delivery Obligation described in Paragraph 3.1.  There is no guarantee of a maximum IDS concentration beyond May 31, 2030, regardless of whether a primary IDS drinking water standard has been established, and accordingly, the IDS Commitment expires on May 31, 2030.

                3.6.3           Disinfection.  Currently, the water to be supplied to the Authority at the Master Meter is disinfected with Chloramines.  Aurora agrees to consult with the other Parties prior to a change in the disinfection method.  The Authority is solely responsible for making this water compatible with the other water supplies of its Members.

                3.6.4           Master Meter Deliveries. The water quality standards and the IDS Commitment set forth in this Agreement apply only to water delivered at the Master Meter and shall not apply to water delivered at any Delivery Location that is not a Master Meter.

                3.6.5           Future IDS Management.   The Parties acknowledge that at some point in the future, currently estimated to be 2030, Denver Water and Aurora's own demands for more capacity and more blend water will result in an inability to offer deliveries at the IDS concentrations in Paragraph 3.6.2, once the IDS Commitment has expired.  The resolution to this IDS issue could involve: (a) reverse osmosis (RO) or other equivalent treatment technologies; (b) the development of additional blending water supplies; or (c) acceptance of deliveries of unblended, higher IDS water.   In an attempt to maintain IDS levels at the limits set in Paragraph 3.6.2, and to increase deliveries in future phases, the Parties agree to evaluate the resolution of this IDS issue at the bi-annual delivery meetings established in Paragraph 4.1.5, beginning in 2022.  Unless the Authority chooses to receive unblended water once the aforementioned capacities are reached and the IDS Commitment has expired, the Authority shall develop and implement a schedule for the timely construction of any facilities and/or acquisition of any blend water supplies determined to be necessary in order to maintain the IDS levels in Paragraph 3.6.2, for the Delivery Obligation or for any expanded deliveries beyond that amount that may be available.
                3.6.6           Implementation  of IDS Management Solution.  The details governing the implementation of the agreed upon IDS management solution will be the subject of a separate supplemental agreement.  Absent the execution of such a supplemental agreement, the provisions of Paragraph 3.6.2 and 3.5.3(c)(iii) will no longer be effective and unblended water will be provided under Article 3.

Article 4
Operations

4.1	Deliveries to the Authority.

4.1.1           Delivery Location.  The "Delivery Location" shall mean, collectively, the Master Meter and any other points of delivery of water to the Authority under this Agreement as provided for under this Paragraph.  The initial primary point of delivery to the Authority for purposes of delivery under Paragraph 3.4.1 will be through a Master Meter to be installed at the Temporary Interconnect.   Commencing June 1, 2021, the point of delivery to the Authority will be through a Master Meter at the Binney Plant Connection.  Alternative points of delivery may be used with the mutual consent of the Parties.

(a)          The Parties acknowledge that, due to geographic considerations, Member Rangeview Metropolitan District ("Rangeview") may receive water deliveries at an alternate location at or near the Binney Plant and on terms mutually acceptable to Rangeview, Aurora and Denver Water.

(b)          The Parties further acknowledge that due to geographic considerations and the timing of infrastructure construction, Member Dominion Water and Sanitation District ("Dominion") may receive water deliveries at an alternate location pursuant to the terms of the Dominion Agreement.  Water delivered under the Dominion Agreement shall not be assignable to any other Member.

4.1.2           Use of Third Party Infrastructure.  Water supplies owned by Denver Water and Aurora will not be delivered to the Authority through any third party infrastructure located upstream of the Master Meter absent mutual agreement by the Parties.

4.1.3           Other Water Owned by the Authority. Upon written request, Aurora may, at its sole discretion, agree to collect, transport, and treat other water owned by the Authority or its Members, based on the terms of a separate agreement.

4.1.4           Reusable Supplies.  Denver Water and Aurora intend to provide potable water from reusable supplies.  In the event that Denver Water or Aurora provides any single-use water due to an adverse judicial or administrative determination, the Parties agree to negotiate a mutually agreeable solution to the Authority's use of non-reusable supplies.

4.1.5           Delivery Year Schedule.  The Parties will meet no later than May 1 of each year to discuss the tentative volumes and anticipated delivery amounts and flow rates that may be available in the upcoming Delivery Year, and to schedule estimated deliveries for June through August, and meet in August to discuss the tentative schedule for September through May estimated deliveries, with additional meetings on an as needed basis. The Authority may provide a desired delivery schedule in advance of any such meetings for consideration and discussion.

                     4.2             Deliveries to Authority Members.  The Authority is responsible for deliveries to individual Members beyond the Master Meter, including the construction of any additional infrastructure, as necessary.  Members are responsible to develop whatever individual infrastructure and connections are necessary to take delivery from the Authority's infrastructure and any other Delivery Locations, and are responsible for maintenance of such individual infrastructure.  It will be the sole obligation of the Authority to identify and respond to the individual water demands of the Members.  The Authority will determine in its sole discretion the allocation of water delivered by Denver Water and Aurora through the Master Meter.  The Authority will provide annual accounting to Aurora and Denver Water of water deliveries to the Members.

4.3           Use and Reuse of Water.  The Authority and the Members shall be entitled to use and reuse to extinction the return flows from reusable supplies; provided, however, that should the Authority or the Members be unable to reuse such supplies or voluntarily choose not to do so, the Authority or the Members may contract for other Members to do so.  Nothing herein shall preclude the ability of Denver Water or Aurora to lawfully recapture and reuse water not reused and recaptured by the Authority or the Members.  The Authority will make best efforts to notify Denver Water and Aurora in a timely manner when unused return flows from WISE deliveries are available.

4.4           As a condition of using Denver Water's reusable water, the Authority and the Members receiving water must comply with the following provisions in the CRCA. These provisions of the CRCA apply only to Members of the Authority.

4.4.l           West Slope Charge.  The Authority, on behalf of the Members, shall enter into a West Slope Charge Agreement containing the provisions described in Attachment D.  The WISE Raw Water Rate, as defined in Attachment C, includes a charge sufficient to satisfy the Authority's obligation under the West Slope Charge Agreement.

(a)           Denver will transmit West Slope Charge payments to the Colorado River Water Conservation District on behalf of the Authority in accordance with the West Slope Charge Agreement, and will provide regular statements of such payments to the Authority.

(b)           Aurora shall be entitled to retain the entirety of the WISE Raw Water Rate attributable to water delivered by Aurora under this Agreement, notwithstanding that such water is not subject to the West Slope Charge Agreement.

4.4.2           Restriction on Seeking New Supplies from the Colorado River Basin. Members must comply with the following Abstention Provisions, which are defined in Article VIII of the CRCA. The Abstention Provisions, by their terms, do not apply to any potential project whose diversions would occur only outside the State of Colorado.

(a)           Abstain permanently from pursuing or participating in any project that would result in any new depletion from the Colorado River and its tributaries above the confluence with the Gunnison River, including without limitation the Eagle River (with the exception of the Eagle River MOU for Aurora and the Upper Colorado Cooperative Project).  Pursuing or participating in a project means seeking formal approval of any aspect of a project in a regulatory or judicial forum, but does not include conducting various planning activities such as feasibility studies.

(b)           Abstain from pursuing or participating in any project that would result in diversions from the Colorado River Basin within Water Divisions Nos. 4 and 6, or downstream from the confluence of the Gunnison and Colorado Rivers in Water Division No. 5 for a period of 25 years.  Pursuing or participating in a project means seeking formal approval of any aspect of a project in a regulatory or judicial forum, but does not include conducting various planning activities such as feasibility studies.  This abstention period would be reduced to 15 years if, within the first ten (10) years following execution of this Agreement, the NEPA permitting process for the Upper Colorado Cooperative Project has not been initiated.  If construction of a cooperative project commences within 20 years from the date of this Agreement, then the abstention period under this Paragraph would be extended for an additional ten (10) years (a total of 35 years).

4.4.3           Conservation and Reuse.  The Authority and Members must comply with the following provisions of the CRCA, Articles I.B.4(c) and I.B.4(d), respectively.

(a)           Reuse of Water.  The Members receiving WISE water must maximize, using best efforts, the reuse or successive use of the reusable water provided to them.

(b)           Conservation Plan. The Members receiving WISE water must adopt and implement a conservation plan that would achieve results similar or proportionately the same as Denver Water's.

4.4.4           Expectations.  As contemplated by Paragraphs 4.1.4 and 4.4, the Parties expect that reusable water will be delivered under this Agreement and that the water will be used and reused to extinction using best economically feasible efforts.  The Parties believe that Members who are implementing a State-approved conservation plan will satisfy the conservation plan requirement.

4.5           Use of Water.  Water delivered to the Authority under this Agreement shall be decreed for municipal use.  The Authority agrees to use the water delivered in a manner consistent with Denver Water's and Aurora's water right decrees.  Denver and Aurora represent that they have no knowledge of any restrictions on any of their water rights decrees that would prohibit or limit the use of the water delivered for municipal uses within the Authority Service Area.  Deliveries from Denver Water and Aurora may not be used for agricultural uses.

4.6           Location of Use. Use of water provided to the Authority pursuant to this Agreement shall be limited to the Authority Service Area. Use of the water supplied under this Agreement outside of the Authority Service Area is prohibited.

4.7	Billing and Payment.

4.7.1           Aurora shall bill the Authority each month for any water delivered under this Agreement during the preceding month.  Each monthly invoice shall establish the actual amount of water delivered during such period and the Offered Delivery Amount for the same period.

4.7.2           Aurora shall bill the Authority at the end of each Delivery Year for the applicable Minimum Payment, if any, owing with respect to such Delivery Year.

4.7.3           The Authority shall pay all such invoices within forty-five (45) days ofreceipt. All late payments shall be subject to a late fee of 5% of the amount due per month, up to a maximum of 25%.

4.8	Operating Representatives.	For purposes of this Agreement the Parties' representatives shall be:

For Denver Water:	Director of Planning
Denver Water Department 1600 W. 12th Avenue Denver, CO 80204-3412

For Aurora:	Deputy Director, Water Resources Aurora Water
15151 E. Alameda Parkway, #3600 Aurora, CO 80012

For the Authority:	Executive Director
South Metro WISE Authority
8400 East Prentice Avenue, Suite 1500 Greenwood Village, CO 80111

Article 5
General Provisions

5.1           Joint Advisory Committee.  Each Party shall appoint one or two members to a Joint Advisory Committee, which shall meet as often as determined necessary, but no less than two times a year, in order to discuss any issues or concerns arising in the implementation of this Agreement.

5.2           Assignment.  Following prior written notice to and approval by Denver Water and Aurora, which approval shall not be unreasonably withheld or denied, the Authority may assign this Agreement to another newly created Title 29 or Tile 32 governmental entity that is made up of all or substantially all of the Members.  With the exception of the foregoing, no right hereunder shall be assigned by any of the Parties, without prior written consent from all Parties.

5.3           No Operating Obligation. Nothing in this Agreement shall be deemed or construed as creating any obligation on Aurora or Denver Water to operate its facilities in any particular manner, so long as Aurora and Denver Water comply with the express terms of this Agreement.

5.4           Indemnity. To the extent it lawfully may, the Authority shall defend, indemnify, and hold harmless, Aurora and Denver Water, their officers, agents, and employees against any liability, loss, damage, demand, action, or cause of action by a third party which may occur as a result of the physical delivery of water, commencing at the Delivery Location, by Aurora and Denver Water under this Agreement, except as to any portion of negligence judicially determined to be caused by Aurora or Denver Water. This includes but is not limited to, any damages, including any special, indirect, consequential and punitive damages which may result from the transportation of water under this Agreement by means of any water carriage facilities after the Delivery Location.  No provision of this Agreement shall be construed as a waiver or release of the immunities, limitations, or defenses afforded to the Authority, Aurora or Denver Water under the Colorado Governmental Immunity Act.

5.5           Amendments.  Amendments to this Agreement shall only be effective if entered into with the same formality as this Agreement and approved by all Parties.

5.6           Denver Charter.  This Agreement is made under and conforms to the provisions of Article X of the Charter of the City and County of Denver, which controls the operation of the Denver Municipal Water System.  This Agreement involves the use of water outside the territorial limits of the City and County of Denver.  The Denver Charter provides that "the Board shall have power to lease water and water rights for use outside the territorial limits of the City and County of Denver, but such leases shall provide for limitation of delivery of water to whatever extent may be necessary to enable the Board to provide an adequate supply of water to the people of Denver ..."  The extent to which limitation of water delivery outside Denver may be necessary to enable the Board to provide an adequate supply of water to the people of Denver is a fact to be determined by the Denver Water Board in the exercise of its reasonable discretion. The Board has determined that the interruptible nature of the water deliveries under this Agreement and the other terms and conditions of this Agreement is sufficient to ensure an adequate supply of water inside Denver.  This Agreement shall not be construed or implemented in such a way as to impair Denver Water's obligations to provide water within its Combined Service Area.

5.7           Sole Obligation of Aurora Utility Enterprise. This Agreement is made pursuant and conforms to the provisions of the Charter of the City of Aurora, Colorado, which controls the operations of the Utility Enterprise for the City of Aurora. The obligations of Aurora under this Agreement are the sole obligations of the City of Aurora acting by and through its Utility Enterprise and, as such, shall not constitute a general obligation or other indebtedness of the City of Aurora or a multiple fiscal year direct or indirect debt or other financial obligation whatsoever of the City of Aurora within the meaning of any constitutional, statutory, or charter limitation. In the event of default by Aurora or failure to meet any of its obligations under the terms of this Agreement, the other Parties hereto shall have no recourse to any revenues of the City of Aurora except for the net revenues of the water utility system available therefore in the City of Aurora Utility Enterprise water fund, or any successor enterprise fund, and remaining after payment of all expenses relating to the operation and maintenance and periodic payments on bonds, loans and other obligations of the City acting by and through it Utility Enterprise.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as creating a lien upon any revenues of the Utility Enterprise or the City.  Aurora has determined that the interruptible nature of the water deliveries under this Agreement and the other terms and conditions of this Agreement are sufficient to ensure an adequate supply of water inside Aurora.

5.8           Joint and Several Obligations.  The obligations by Denver Water and Aurora under this Agreement shall be joint and several.

5.9 No Remedy Against non-Parties. Except as provided in Paragraph 5.17, the Parties to this Agreement may seek remedies under this Agreement only against each other, and not against third parties.

5.10 Venue and Governing Law. Venue for resolution of any dispute resulting in litigation shall be the Colorado District Court for the county in which any defendant resides. This Agreement shall be governed by and construed under the laws of the State of Colorado.

5.11 Waiver of Rights. The failure of any Party to exercise any right under this Agreement shall not be deemed a waiver of such Party's right and shall not affect the right of such Party to exercise at some future time the right or rights or any other right it may have under this Agreement.

5.12 Captions. The captions in this Agreement are for convenience of reference only, are not part of this Agreement and shall not define or limit any of its terms or provisions.

5.13 Failure to Perform Due to Force Majeure. No Party to this Agreement shall be liable for any delay or failure to perform due solely to conditions or events of force majeure, as that term is defined in this Paragraph; provided that: (i) the non-performing Party gives each other Party prompt written notice describing the particulars of the force majeure; (ii) the suspension of performance is of no greater scope and of no longer duration than required by the force majeure event or condition; and (iii) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Parties describing the remedial actions taken. In the case of a force majeure event, the Parties shall meet and agree, in writing, upon an appropriate modification of obligations identified herein, with specific reference to water delivery obligations, so as to address the unanticipated conditions associated with such event. As used in this Paragraph, force majeure shall mean any delay or failure of a Party to perform its obligations under this Agreement caused by events beyond the Party's reasonable control and without the fault or negligence of the Party, including, without limitation (a) acts of God, (b) sudden actions of the elements such as floods, earthquakes, hurricanes, or tornadoes, (c) sabotage, (d) vandalism beyond that which can be reasonably prevented by the Party, (e) terrorism, (f) war, (g) riots, (h) fire, (i) explosion, G) blockades, (k) insurrection, or (1) strike, slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group). Provided that hydrological change is addressed in 5.14.

5.13.1 Subordination Clause. In the event of a force majeure event or condition as described above in Paragraph 5.13, until the event or condition is resolved, this Agreement shall be made expressly subordinate to any present or future use of water supply for municipal purposes within the service territories of Aurora or Denver Water or to meet contracted water delivery obligations of Aurora or Denver Water existing prior to the execution of this Agreement.

5.13.2 Cooperation under Force Majeure. Should there be evidence of force majeure that may affect, or has affected, the ability of any of the Parties to meet their obligations under this Agreement, the Parties agree to meet and negotiate in good faith any modifications to this Agreement to ensure a reasonable and coordinated response to such force majeure with the goal of forestalling the need for a force majeure declaration.

5.14           Hydrologic Change.  The Parties acknowledge that the WISE Project, and deliveries under this Agreement, are based on surface water supplies that are variable to the extent described in this Agreement.  The Parties have undertaken engineering studies based on observed historical hydrology that suggest these supplies will continue, and may increase in the future. Should future hydrology change such that there are demonstrably and significantly less water supplies available than expected at the time of the execution of this Agreement, the Parties agree to cooperate in the identification and development of additional supplies designed to assist Aurora and Denver Water in meeting the delivery obligations identified in this Agreement. Demonstration of changing hydrology may include persistent water use restrictions imposed on customers of Denver Water and Aurora or a Colorado River compact call or water management efforts to mitigate a Colorado River compact call. Provided, however, that nothing in this 5.14 shall relieve Denver Water or Aurora from meeting the Delivery Obligation then in effect, nor shall it modify the "basis for charges" (including the calculation of the WISE Raw Water Rate) relative to the cost of such deliveries as identified in 3.5.1 and Attachment C.

 5.15            Enforcement. Subject to the provisions of Paragraphs 5.16 and 5.17, this Agreement may be enforced in law or equity, damages, or such other legal and equitable relief as may be available to a Party.  Except as otherwise provided herein, each party waives any right to special, indirect, consequential and punitive damages, including lost revenue.  Should Denver Water or Aurora fail to treat or deliver water in accordance with the terms of this Agreement, the Authority shall have recourse against either or both of these parties based upon the factual cause of the default.

5.16             Remedies for Monetary Defaults.

       5.16.1           Suspension of Deliveries. If the Authority does not timely satisfy any of its payment obligations under this Agreement, Aurora may give the Authority a notice of default.  If the Authority does not cure the default by making full payment within seven (7) business days from receipt of the default notice, Denver Water and/or Aurora, in addition to pursuing any other remedies available to them at law or in equity, may suspend deliveries of water to the Authority.

       5.16.2            Termination of Agreement.   If the Authority fails to cure the default within 180 days from receipt of the default notice described in Paragraph 5.16.1, then Denver Water and/or Aurora, in addition to pursuing any other remedies available to them at law or in equity, may terminate this Agreement.

5.17   Delivery Obligation and Minimum Payment Ad justment.

       5.17.1            With respect to any Delivery Year after June 1, 2017, if any Member fails to pay to the Authority the sums required of such Member under the SM WISE IGA (''Non-paying Member") towards the Minimum Payment required by Paragraph 3.5.3(b), then the Authority may seek an adjustment of the Minimum Payment in future Delivery Years pursuant to the terms of this Paragraph, under the following conditions:

(a)	the Authority pays the full Minimum Payment required by Paragraph 3.5.3(b) for the subject Delivery Year (Delivery Year 1);
(b)
the Authority provides written notice to Denver Water and Aurora identifying the Non-paying Member and the Non-paying Member's pro-rata share of the Minimum Payment and reasonable evidence of such non-payment;

(c)	the Authority terminates both deliveries under this Agreement and deliveries of any other water through the Western Pipeline to the Non-paying Member;
(d)	the Authority uses commercially reasonable efforts to ensure compliance by the Non-paying Member, including pursuing all applicable available remedies set forth in the SM WISE IGA; and
(e)	the Authority provides regular written notice to Denver Water and Aurora of the remedies undertaken and the status of those remedies;

5.17.2 If the Authority continues to satisfy these conditions during Delivery Year 2 and requests an adjustment, then the basis for calculating the Minimum Payment for Delivery Year 2 shall be reduced ("Temporary Reduction") by the amount of water attributable to the Non-paying Member's share of the Minimum Payment required by Paragraph 3.5.3(b) for Delivery Year 2. The Temporary Reduction shall not exceed 30% of the Minimum Payment for Delivery Year 2, subject to the limitations in Paragraph 5.17.5. The Delivery Obligation for the applicable Ten Year Block shall be reduced by the same amount as the basis for the Temporary Reduction for Delivery Year 2.

5.17.3 The same procedure will be followed for Delivery Years 3-5, if the Authority continues to satisfy the conditions for a Temporary Reduction. A Temporary Reduction shall not be available for more than four Delivery Years.

5.17.4 At the end of Delivery Year 3 but in no event after Delivery Year 5, the Authority may request, the Delivery Obligation will be reduced by the amount of water that formed the basis for the Temporary Reduction ("Permanent Reduction"), provided that the Authority demonstrates that the Non-paying Member is no longer a Member under the SM Authority IGA and is permanently excluded from receiving any water under this Agreement and any other water through the Western Pipeline. To effectuate a Permanent Reduction, the Parties shall enter into an amendment to this Agreement that: (i) reduces the Delivery Obligation by the Permanent Reduction; (ii) makes other necessary conforming changes, including reductions to maximum and minimum deliveries in Paragraph 3.4.3 in the same proportion as the Permanent Reduction bears to the prior Delivery Obligation and the Minimum Payment in 3.5.3; and (iii) removes the Non-paying Member as a Member under this Agreement. If a Permanent Reduction is to be effectuated during any Delivery Year other than the first Delivery Year of a Ten-Year Block, the reduction of the Delivery Obligation for that Ten-Year Block shall be one-tenth of the Permanent Reduction multiplied by the number of years remaining in the Ten-Year Block.

5.17.5 The aggregate amount of all Permanent Reductions, or of all contemporaneous Permanent and Temporary Reductions, shall not exceed 30% of the Minimum Payment (i.e. 2,168 AF per year or a reduction in the Delivery Obligation of more than 21,675 AF.)

5.18           Defense against Third Parties.  In the event of litigation by any third party concerning this Agreement, and to the extent permitted by law, the Parties agree to jointly defend any such third party action.

5.19           No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

5.20           Water Rights Peace Pact.

       5.20.l Diligence Proceedings. As stated in Recital 0, the Parties may agree to work to increase WISE deliveries. With regard to all conditional water rights presently owned by Denver Water and/or Aurora, the Parties agree to withdraw any statements of opposition in each other's pending diligence filings and not to oppose each other's pending or future diligence applications, including pending or future applications to make conditional rights, existing on the date of this Agreement, absolute. However, the Parties may file statements of opposition in such proceedings for the limited purpose of ensuring compliance with the obligations of this Agreement.

       5.20.2 Other Proceedings. The Parties also agree to negotiate in good faith the stipulated resolution of any pending or future water right and administrative or judicial proceedings that may be necessary: (a) for Denver Water and Aurora to meet their delivery obligation for the provision of reusable water supplies under this Agreement or (b) for the Authority or its Members to use and reuse water delivered under this Agreement. To that end, the Parties shall timely share all relevant factual information concerning the existence or absence of injury to the respective decreed water rights of each party as a consequence of the administrative or judicial approvals being sought.

       5.20.3 SM WISE IGA. The Authority shall include in the SM WISE IGA an obligation to comply with the provisions of this Paragraph 5.20. Failure of a Member to comply with this Paragraph shall constitute a breach of this Agreement by the Authority. However, in actions other than diligence proceedings, nothing in this paragraph 5.20 or in the SM WISE IGA is intended or shall be interpreted to prevent any Member from taking any actions it deems necessary to protect its water rights from injury, consistent with the intent of Paragraph 1.3.

5.21           Infrastructure Ownership. Nothing in this Agreement shall constitute or be interpreted as constituting the transfer of any ownership interests in the infrastructure assets of the Parties. Each Party shall remain individually responsible for the operation, maintenance, repair and replacement of their infrastructure absent express written agreement to the contrary.

5.22         Separate Water Supply Agreements. Any separate water supply agreement between a Member and either Aurora or Denver Water, executed after the effective date of this Agreement, shall be contingent upon the Member being in full compliance with its WISE-related obligations. Denver Water and Aurora agree to suspend deliveries immediately under any separate water supply agreement if the Member becomes a Non-paying Member as defined in paragraph 5.17. Any separate water supply agreement shall contain a provision requiring suspension of deliveries during any period in which the Member is in default of any of its obligations under the SM WISE IGA.

5.23           New Participating Members of Authority.  The Parties acknowledge that at times additional entities may request to join the Authority and become a Member.  Any new Member must be an entity in existence and delivering water to customers as of the effective date of this Agreement, unless the parties agree otherwise in writing.  Acceptance of qualified Members and the nature of their financial obligations, if any, to the Authority, shall be within the sole discretion of the Authority; provided, however, that such change in the Members shall not in any manner affect the obligations of Denver Water and Aurora under this Agreement nor modify the terms of any existing agreement between either Denver Water or Aurora and any current or future Members.  New Members shall be bound by the terms of this Agreement and shall enjoy such benefits as determined at the discretion of the Authority.

5.24           Authority of the Parties.  The Parties each affirm and represent that they have the full power and authority to execute this Agreement and thereafter perform all of the terms and conditions set forth herein.

5.25           No Agency Created.  This Agreement is not intended and shall not be construed to create any joint venture, agency relationship or partnership between the Parties.  None of the Parties shall have any right or authority to act on behalf of or bind any other Party.

5.26           Dispute Resolution. If a dispute relating to this Agreement arises among the Parties, the Parties shall first consider any proposed resolution of the matter. If the matter is not resolved, the Parties shall promptly convene a meeting to be attended by persons with decision-making authority regarding the subject matter of the dispute. The meeting attendees shall attempt in good faith to negotiate a resolution of the dispute. If the dispute is still not resolved within 20 days after the meeting, the Parties shall be free to pursue any other legal remedy.

       5.26.l   In the event of legal proceedings, the Parties agree to seek a prompt resolution, and that each Party shall pay its own costs and expenses, including attorney fees.

5.27           Effect on Prior Agreements.  This Agreement supersedes the Pilot Project Agreement between Denver Water and the Authority dated February 14, 2007.  All other agreements between any of the Parties shall remain in full force and effect.  In the event of a conflict between the terms of a prior agreement between any of the Parties and this Agreement, the terms of this Agreement shall prevail.

5.28           Countemarts and Facsimiles.  This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures bind the Parties.

5.29         Notices.

       Any notice or other communication required or permitted under this Agreement shall be sufficient if in writing and delivered to the addresses provided below or such other addresses as designated by any Party by one of the following means: (a) in person (by hand delivery or professional messenger service); (b) by U.S. Mail, postage prepaid; (c) by overnight service (Express Mail of the U.S. Postal Service, Federal Express) or any other courier service guaranteeing overnight delivery), addressed to each of the following:

For Aurora:
Deputy Director of Water Resources of Aurora Water 15151 East Alameda Parkway, Suite 3600
Aurora, CO 80012

Copy to: City Attorney 15151 East Alameda Parkway, Suite 5300 Aurora, CO 80012

For Denver Water:
Director of Planning Denver Water Department 1600 W. 12th Avenue Denver, CO 80204-3412

For Authority:
Executive Director South Metro WISE Authority 8400 E. Prentice Avenue, Suite 1500 Greenwood Village, CO 80111

Copy to: Spencer Fane & Grimshaw LLP ATTN: James M. Hunsaker 1700 Lincoln Street, Suite 3800 Denver, CO 80203

or at such other address as any Party hereto may hereafter or from time to time designate by written notice to the other Parties given in accordance herewith.

                  Any notice delivered (a) in person shall be effective upon delivery; (b) by first class U. S. Mail shall be effective three (3) business days after the mailing; (c) by overnight service shall be effective one (1) business day after delivery to the overnight service provider.

5.30           Agreement Contingencies.   The ability and obligation of the Parties to perform under this Agreement is contingent upon:

       (a)            the execution of the Western Pipeline Agreement which shall include provisions ensuring the financing thereof, referenced in paragraph 3.2.1; and

       (b)           issuance of a permit satisfactory to the Parties by the U.S. Army Corps of Engineers (Corps) allowing water delivered under this Agreement to be stored in Rueter-Hess Reservoir.

       The "Effective Date" of this Agreement shall be December 31, 2013.    If these contingencies have not been satisfied as of December 31, 2014, the Parties agree to terminate this Agreement or extend the dates set forth in this Agreement.

       IN WITNESS WHEREOF, Denver Water, the Authority and Aurora have executed this Agreement.

CITY AND COUNTY OF DENVER
acting by and through its
ATTEST:	BOARD OF WATER COMMISSIONERS

APPROVED AS TO FORM:

 By:
  Legal Division

South Metro WISE Authority

By:
   President

Date:           12/18/13

CITY OF AURORA, COLORADO,
ACTING BY AND THROUGH ITS
UTILITY ENTERPRISE

STATE OF COLORADO    )
             )     SS
COUNTY OF ARAPAHOE       )

    The foregoing instrument was acknowledged before me this day of 2013, by Stephen D. Hogan, Mayor, acting on behalf of the Utility Enterprise of the City of Aurora, Colorado.

LIST OF EXHIBITS AND ATTACHMENTS

Attachment A -Major WISE Partnership Facilities
Attachment B -DIA Connection Infrastructure
Attachment C -Water Delivery Pricing
Attachment D - West Slope Charge Agreement

Attachment A -Major WISE Partnership Facilities

WISE Partnership

WELD
BOULDER
BROOMFIELD
ADAMS
AURORA
DW COMBINED SERVICE AREA
SOUTH METRO WISE ENTITIES
South Platte River
PWP Pipeline
Rampart Pipeline
ECCV Western Pipeline
Central A Pipeline
(Proposed Alternative)
Pipeline for ECCV Alternative
Possible DIA Connection
Pump Station 1
Pump Station 2
Pump Station 3
Moffat WTP
Marston WTP
Griswold WTP
Wemlinger WTP
Foothills WTP
Planned WTP
Binney Water Purification Facility
Rangeview
Cottonwood
Meridian & Inverness
Parker WSD
Centennial WSD
CPNMD
Stonegate
Pinery
Castle Rock
Dominion
DW
Conduit 16/22
Conduit 15
Conduit 20
Conduit 26
Cherry Creek
Bear Creek
Clear Creek
Ralston Creek
Rock Creek
Coal Creek
Deer Creek
Turkey Creek
Plum Creek
Big Dry Creek
High Line Canal
City Ditch
Brantner Ditch
Fulton Ditch
Burlington Ditch (O'Brian Canal)
Chatfield Reservoir
Marston Reservoir
Bear Creek Lake
Platte Canyon Reservoir
Strontia Springs Reservoir
Rampart Reservoir
Cherry Creek Reservoir
Quincy Reservoir
Aurora Reservoir
East Reservoir
Rueter-Hess Reservoir
Ralston Reservoir
Arvada Reservoir
Standley Lake
Marshall Lake
Barr Lake
Horse Creek Reservoir
Boot Lake Reservoir
North Reservoir Complex
South Reservoir Complex
Thornton Lakes
Lupton Lakes Reservoir Complex
Metro WWTP
Denver Water Recycling Plant
Aurora Restoration Plant
Highlands Clear Water Res (5,722 feet)
Foothills WTP (5,860 feet)
Legend
ECCV Pipeline Delivery Locations
Central A Delivery Locations
DW Gravel Lakes
Gravel Lakes
Aurora Gravel Pit Storage
Aurora ARR Sites
County Boundary

ATTACHMENT B

DIA CONNECTION INFRASTRUCTURE

1.             Connection from Denver Water's distribution system at DIA to Aurora Water's Pump Station #2

The connection from DIA to Aurora's PWP will provide blend water for Authority WISE deliveries.  The current estimate for design, permitting, construction and all other costs for the DIA connection is $8.7 million.  Authority will pay 85% of the total costs, based on estimated usage of the connection.  Authority's 85% of the $8.7 million total estimated cost is included in the DIA Connection Fee.

    1.1   Description:   A 24" pipeline, approximately six (6) miles in length, from the north end of DIA at East I 14th Avenue and Newbern Street to the PWP Pump Station #2 near 96th Avenue and E-470, and meters at a location to be determined.

Attachment B

ATTACHMENT C
WATER DELIVERY PRICING

1.
General. Pricing for water deliveries to the Authority under this Agreement (the "Delivery Rate") is intended to be based on the principles of cost-of-service utility rate setting. However, it is understood by the Parties that specific circumstances defined under this Agreement require advanced understanding and application of those principles and that the Parties have adapted in some cases an application of rate setting principles that are particular to this Agreement, the characteristics of the services provided, and the purpose and intent of the Parties themselves. In cases where generally accepted principles of utility rate setting may appear to differ from the pricing of water deliveries under this Agreement, the terms defined in this Attachment C of the Agreement will prevail. If a term or condition necessary for the pricing of water deliveries under this Agreement is missing from this Attachment, that term and condition will be established by mutual agreement of the Parties.

2.	Overall Principles. The Delivery Rate incorporates the following overarching principles:

2.1.
Appropriate Return on Investment.  The Delivery Rate will allow those who own Facilities ("Owner") to receive an appropriate return on historical and new investments in the Facilities as defined in this Attachment.

2.2.	Consistent with Owners' Internal Ratemaking and Financial Practices. The Delivery Rate will be consistent with the financial requirements and internal ratemaking practices of the Owner.

2.3.
Equitable and Transparent Allocation of Costs. The costs incurred to provide deliveries under this Agreement include the operating and maintenance costs in addition to various capital components.  Equitable pricing means that these costs will be allocated to those receiving water deliveries from the project each in accordance with their particular demand characteristics and their contractually defined delivery requirements. Transparency exists when the process for such an allocation can occur within a framework that is visible, understood by all the Parties, and repeatable over time with consistent and predictable results.

3.
Facilities.  The WISE Facilities include all tangible assets, and intangible real property rights (e.g. water rights), that are used and useful in providing the water deliveries under this Agreement.  A listing of the current Facilities is included in Table I .The listing of Facilities may change from time to time. No changes to the Facilities listed in Table 1 will be made without the consent of the Parties which consent shall not be unreasonably withheld or denied.  All Facilities, current and future, include the following overall characteristics:

3.1.
Facilities are Used. To be considered a Facility, the asset must be physically used for delivery of water under this Agreement with measurable flows of water occurring on a regular and recurring basis. Any Facility included in the Delivery Rate is either: a) currently used with measurable flows, or b) will be used in the year immediately following Owner's budget year as part of the normal operations of the Facilities.

Attachment C

3.2.
Facilities are Useful. A Facility must provide a specific function that enables the delivery of water as described in this Agreement. Facilities, or parts of Facilities, that do not enable the deliveries under this Agreement are not included in the Delivery Rate. Facilities that are only used by the Facilities' Owner are not included in the Delivery Rate.

3.3.
Exceptions. Additional Facilities will be required in the future to maintain current deliveries and provide increased deliveries to the Authority in excess of an average of 72,250 acre feet in a Ten-Year period, or 7,225 acre feet per year on average. In some cases, those Facilities may need to be constructed ahead of the Owners' planned schedules. Exceptions to Paragraphs 3.1 and 3.2 may be required to address the additional costs, if any, incurred in accelerating construction of planned Facilities. Facilities may be added to the Delivery Rate in anticipation of future construction under the following conditions:

3.3.1.	Conditions for Exception:

3.3.1.1.	Acceleration of planned Facilities. The Owners need to accelerate planned infrastructure to maintain the current delivery commitment.

3.3.1.2.	Increased Delivery Requested. The Authority has requested increased delivery from a previous commitment level, and the Owners are willing and able to meet the requested deliveries.

3.3.1.3.
Additional Facilities Required. The Owners cannot meet the requested increased delivery without additional Facilities. The Facilities required are either newly identified and were not part of the Owners' prior plans, or must be constructed ahead of the Owners' plans.

3.3.1.4.	Owner Investment Required. The Owners pay for the additional Facilities and incur an Owner Investment consistent with Paragraph 5.2.1 below.

3.3.2.
Allowances in Pricing. If the conditions in Paragraphs 3.3 and 3.3.l are met, then the pricing for the next determination of the Delivery Rate will include the reasonably estimated costs for the identified Facilities.

3.3.2.1.
Capital Costs. The capital costs calculated under this provision will include a return to the Owners as described in Paragraph 5.2 based on the reasonably estimated construction cost of the Facilities in question.  The pricing will not include any depreciation expense as described in Paragraph 5.1 or working capital as described in Paragraph 5.2.1.3, however, until the Facilities are constructed and placed into service and used and useful for delivery of water under this Agreement. All other provisions of Section 5.2 will apply.

Attachment C

3.3.2.2.
Operating Costs.  Operating and maintenance expenses as described in Paragraph 6, below, will not be included in the pricing analysis until such time as the Facility is placed into service for the delivery of water under this Agreement.

4.	Ownership. Each of the Facilities has at least one Owner. The Owner(s) will be identified for each of the Facilities by name and by percentage of ownership.

5.	Capital Costs. Capital costs include the depreciation expense on the Facilities, plus a return to the Owner of the Facilities.

5.1.
Depreciation Expense.  Depreciation expense has the same meaning as is normally applied by the Government Accounting Standards Board.  All depreciation is to be determined using the Straight-Line method based on the initial term of the Facility's life. Determination of salvage value, if any, is at the discretion of the Facility Owner.

5.2.	Return. Owner(s) will be compensated for their investment in the Facilities in an amount equal to the Owner(s) weighted average cost of capital (WACC) times the Owner(s) investment in the Facilities.

5.2.1.
Measuring Owner Investment. Owner investment is also referred to as "Rate Base." The Rate Base is meant to accurately measure the Owner(s) actual investments in the Facilities. It includes the following components:

5.2.1.1.
Net Book Value of Facilities.  This is equal to the actual original cost of the Facility less accumulated depreciation.  The book value may be increased by additions or improvements to the Facilities; it decreases with asset deletions, retirements, and accumulated depreciation.

5.2.1.2.	Construction Work in Process. Future Facility investments may be included in the Rate Base if the Facility meets the definitions in Paragraph 3 above.

5.2.1.3.
Working Capital.  Owners are allowed to include an allowance for working capital equal to 90 days of their operating & maintenance expenses incurred at the Facilities. The working capital allowance for each Facility shall be calculated as the annual operating and maintenance expense, divided by 365 days, times 90 days.

5.2.1.4.
(Less) Contributions Received.  Any capital payments or assets in kind paid by the Authority to the Owner(s) to defray the Owner(s) Investment shall be accounted for as capital contributions and credited to the Authority as a reduction in the Owner(s) Investment.  Contributions reduce both the Return and depreciation expenses related to the Facilities.   All contributions will be amortized at a rate equal to the rate of depreciation for the Facility in question.

Attachment C

5.2.2.
Measuring the Weighted Average Cost of Capital.  The weighted average cost of capital is the sum of the weighted debt cost and weighted equity cost; it will be used as the rate of return described in section 5.2.

5.2.2.1.	Total Cost of Capital. The cost of capital will include an allowance for the Owner(s) actual cost of debt financing, as well as a return for the Owner(s) equity.

5.2.2.1.1.Cost of Debt -The cost of debt is the average annual interest rate paid on the Owner(s) portfolio of outstanding long-term debt. For the purposes of this Agreement, the cost of debt shall be calculated as follows:

5.2.2.1.1.1. Determine the total amount of long-term debt issued and outstanding as measured from the Owner(s) most recently audited and publicly available financial statements.  Total long-term debt outstanding shall include all portions of long-term debt due and payable within one year, also called the "current portion'', together with those amounts payable at any time after one year, also called the "long-term portion."

5.2.2.1.1.2. Determine the net interest payment due on each component of the long-term debt during the 12-month period in which the Delivery Rate will be determined.  Interest payments due shall reflect the total of scheduled interest payments, net of any discounts, premiums, grants, state/federal subsidization, or other reductions.

5.2.2.1.1.3. Divide the total amount of interest due by the total amount of long-term debt outstanding to derive the annual effective interest rate.

5.2.2.1.2. Cost of Equity -the cost of equity is the interest rate to be paid on the use of the Owner(s) equity capital. For the purposes of this Agreement, the cost of the Owner(s) equity shall be calculated as follows:

5.2.2.1.2.1. Determine the cost of equity using the Build-Up Method (BUM) expressed as the following formula: Cost of Equity (Ke) = Risk Free Rate (Rf) + Market Risk Premium (MRP) + Industry Risk Premium (IRP) + Size Premium (SP).

5.2.2.1.2.2. Risk Free Rate (Rf). The risk-free rate is equal to the yield on a 20-year US Treasury bond. For the purposes of this Agreement, the yield shall be the average calculated for the 12 months immediately preceding the determination of the Delivery Rate.

Attachment C

5.2.2.1.2.3. Market Risk Premium (MRP).  The MRP represents the additional return required by equity holders over debt holders in general.  For the purposes of this Agreement, the MRP will be taken from Ibbotsons Stocks, Bonds, Bills, and Inflation  Valuation Yearbook. The MRP shall be the historical long-term horizon expected equity risk premium as published in the Ibbotson SBBI Valuation Yearbook, and not the supply side equity risk premium.

5.2.2.1.2.4. Industry Risk Premium (IRP). The IRP represents the additional or reduced return required by equity holders in the same industry as the Owner(s).  For the purposes of this Agreement, the Owner(s) industry is Water Supply, classified under the Standard Industrial Code of 494, or the NAICS code of 221310 .  The IRP will be taken from the then current edition of Ibbotsons Stocks, Bonds, Bills, and Inflation Valuation Yearbook.

5.2.2.1.2.5. Size Premium (SP).  The SP represents the additional or reduced return required by equity holders as a result of the size of the Owner(s) specific enterprise.  For the purposes of this Agreement, the SP will be taken from Ibbotsons Stocks, Bonds, Bills, and Inflation Valuation Yearbook for the appropriate decile (the text provides an appropriate SP for different enterprise sizes grouped into deciles).  For the purposes of this Agreement, the Owner(s) size shall be determined as the book value of its equity. Book value of the Owner(s) equity shall be determined based on the most recently audited and publicly available financial statements; book value is equal to total assets less total liabilities with no further adjustments whatsoever.

5.2.2.1.2.6. In the event that Ibbotsons Stocks, Bonds, Bills, and Inflation  Valuation Yearbook is no longer published in its current form, the parties agree to negotiate in good faith to identify a comparable substitute publication for the purposes of this Attachment C.

5.2.2.2.	Weightings. The weighted average cost of capital is affected by the relative percentage of debt and equity financing used by the Owner(s) in the Owner(s) overall water utility enterprise.

5.2.2.2.1. Total Invested Capital.  An Owner's total invested capital is equal to the sum of: (a) total long-term debt as described in 5.2.2.1.1; and (b)  his total equity as measured from the most recently published, publicly available, audited financial statements as the Owner(s) total assets less total liabilities.

Attachment C

5.2.2.2.2. Determine the Weight of Debt as a Portion of Invested Capital. The total long-term debt divided by Total Invested Capital is the debt weighting.

5.2.2.2.3. Determine the Weight of Equity as a Portion of Invested Capital. The equity weighting shall be determined as I 00% minus the debt weighting described in 5.2.2.2.2.

5.2.2.3.
Calculate the WACC.  The WACC for the Owner(s) shall be calculated using the formula: WACC = Wd(Kd) + We(Ke). Where Wd = weight of debt as described in 5.2.2.2.2; Kd = cost of debt as described in 5.2.2.1.1; We = weight of equity as described in 5.2.2.2.3; and Ke = cost of equity as described in 5.2.2.1.2.

6.
Operating & Maintenance Costs.  The costs of operating and maintaining the Facilities will be properly budgeted and accounted for on a regular basis. Whether or not operating and maintenance costs are incurred, and the level, if any, of those costs is determined at the sole discretion of the Owner(s) of the Facilities. Only the operating and maintenance costs incurred in the operation of the Facilities are included in the basis for the Delivery Rate.

6.1.
Direct Operating and Maintenance Costs.   The direct expenses in operating and maintaining the Facilities are to be included in the Delivery Rate determined under this Agreement.  Direct operating and maintenance costs include the fixed and variable costs of operating the Facilities.  Capital repairs and replacements are not to be included as operating and maintenance costs.  Any expenditure meeting the Owner(s) then existing capitalization policy should be recorded as an asset and included in the determination of Rate Base as described above.

7.
WISE Raw Water Rate.  The "WISE Raw Water Rate" shall be determined as the then published rate established by Denver Water for non-reusable nonpotable water service charged to its Outside Combined Service Area customers times 1.625 for all reusable water supplied under this Agreement.

8.
Direct Overhead and Administration.   Administrative costs directly incurred in the management of this Agreement are to be included in the Delivery Rate.  Owners are responsible for accounting for any direct overhead and administrative costs, both fixed and variable.

9.	Indirect Overhead and Administration. Costs that are not directly attributable to the performance of this Agreement are not included in the Delivery Rate.

Attachment C

10.
Ratemaking Process.  Except as noted in Paragraph 10.1, the Owners will at their expense, prior to proposing to increase the Delivery Rate for any year, prepare a cost-of-service allocation for the Facilities' costs in accordance with this Attachment C. The cost-of-service allocation will be based on the Owners' budgeted expenditures for the forthcoming year, and the capital costs will be based on the expected Rate Base for the same forthcoming year.  The WISE Pricing Summary results of the Rate Model for 2013 are attached hereto as Exhibit 1. A full model print-out has been provided to the Parties for 2013.  The Owners will provide reasonable back-up documentation with similar detail when proposing future Delivery Rate increases.

10.1.
Water Supply Rate Adjustments.   The rate may be increased annually to reflect changes to the WISE Raw Water Rate as determined in accordance with paragraph 7.  If the Owner is increasing the Delivery Rate solely as a result of an increase in the WISE Raw Water Rate, then the Owner is not required to prepare a new cost-of-service allocation but can incorporate the updated WISE Raw Water Rate into the Delivery Rate.

10.2.
Annual Period.   Except for Delivery Rate changes pursuant to 10.1, the Delivery Rate will be prepared for the forthcoming year in which a new Delivery Rate is to take effect.  For the purposes of rate administration, all changes to the Delivery Rate charged under this Agreement will be prepared and placed into effect on January 1 of each year.

10.3.
Information Requirements.   Using the average annual delivery amount to the Authority of 7,225 AF (5,000 AF until 2021), to be adjusted in the future if additional commitments are agreed to, the Owner will then take the following steps:

10.3.1.
Determine Water Demand   at Each Facility.  The Owner will prepare an estimate of the average water through each Facility for each month. The estimate will show for each Facility: (i) the total amount of water sent through the Facility in each month, and (ii) the total water delivered to each Party for each month. The amount of water delivered to the Authority through each Facility may be adjusted to account for "trade" water. Trade water is a TDS management approach where the Authority will receive treated Aurora Mountain Water in exchange for Aurora taking water from Brighton that would have been delivered to the Authority, but for the TDS concentration. The "trade water" approach for pricing will have the effect of increasing the amount of flow accounted for in the PWP Treatment Train for the Authority and will allow Aurora Water to recover the additional costs, if any, it incurs to produce water for delivery.

10.3.2.
Determine the Operating and Maintenance Costs for Each Facility.   The Owners will prepare, at their expense, a detailed budget of operating and maintenance expenses anticipated for each Facility for the Delivery Year. Operating and maintenance expenses shall not include any provision for capital expenditures of any kind. All capitalized asset purchases should be reported as additions to the fixed assets as described in Paragraph 10.3.3, below.

Attachment C

10.3.3.
Update Fixed Asset Register. The Owner will provide, at their expense, a detailed listing of fixed assets for each Facility that will be updated, current, and audited as of the end of the Owner's financial reporting year immediately preceding the Delivery Year. The fixed asset register will detail the following information for each Facility and will be reported in accordance with generally accepted accounting principles of the Government Accounting Standards Board, except in no case will the fixed assets be reported for the purposes of this Agreement using the so-called "Modified Approach" as described under GASB Rule No. 34: (i) Name and description of the asset, (ii) the original acquisition cost of the asset, (iii) the month and year the asset was acquired and physically placed into service, (iv) the estimated useful life of the asset as estimated for accounting purposes using straight line depreciation methods, and (v) the accumulated depreciation for the asset.

10.3.4.	Determine the Owners' Rates of Return. The Owners' rates of return shall be determined each year based on the provisions of Paragraph 5.

10.3.5.	Determine the WISE Raw Water Rate. The WISE Raw Water Rate shall be determined in accordance with Paragraph 7.

10.3.6.	Allocate the Costs of Service. The cost-of-service Delivery Rate will be determined as follows:

10.3.6.1.
Standard Method.  The Delivery Rate will be determined by allocating the total costs of the Facilities to the Parties based on the water demands as described in Section  10.3.1; provided, however, that the following adjustment for water deliveries characterized as less-than-firm or interruptible under this Agreement shall be made: the total costs of the Facilities will be limited to the total costs of providing the average daily demand (ADD) and will exclude any costs associated with the capacity in the Facilities above and beyond that necessary to provide for the ADD (i.e., Parties with interruptible deliveries will be allocated 0% of the "Share of Facility Capacity" as that term is used in the Rate Model Report).

10.3.6.2.
Exceptions. Changes in delivery characteristics, addition of new Facilities, and the ownership structure of new and/or existing Facilities dictate a change in cost allocation methods. Aurora reserves the right to modify the cost allocation methods under such circumstances to reflect the actual delivery characteristics. No changes to the cost allocation methods shall be made without the consent of the Authority which consent shall not be unreasonably withheld, conditioned or delayed.

10.3.7.
Determine Rates. The Delivery Rate will be specific for each Party based on each Party's particular usage of the Facilities. Rates may include a charge for volume of water delivered, charges for reservations of capacity, or any combination of these based on specific circumstances and characteristics of demand for each Party.

Attachment C

  Table 1

Facility Name	Description
PWP -North Campus	Riverbank filtration wells, aquifer recharge and recovery system, and associated piping
PWP -Pumping Stations	Three pump stations along the pipeline from Brighton to the Binney Water Purification Facility (Binney)
PWP -Pipeline(s)	Pipeline from Brighton to Binney
PWP -Treatment (PWP Train)	Binney treatment process for water from Brighton
PWP -Treatment (Mountain Train)	Binney treatment process for water from Strontia Springs
** Infrastructure no longer used to provide WISE Water deliveries shall be deleted.

Attachment C

WISE Pricing Summary

Scenario Name:
5,000 Acre-Foot Commitment

Scenario Description:
A short-term scenario with South Metro receiving delivery of 5,000 acre feet per year. This scenario includes existing PWP facilities only - no expansions. The pricing in this scenario includes an assumed ratio of 2 to 1of mountain to PWP supply.

Filename
WISE Pricing - 2013 Update.xlsm

Report Date: Test Year:	February 13, 2013 2013
Total Deliveries:	MG	Acre-Feet
Denver Water Aurora Water	7,191.8	22,071.0
SMWSA	1,629.3	5,000.0
Total	8,821.1	27,071.0

Total Cost Summary

Total Costs by Facility

Operating & Maintenance Costs

Facility Name	Total	Denver Water	Aurora Water	SMWSA
PWP North Campus	$732,900	$0	$601,936	$130,964
PWP Pumping Stations	1,248,200	-	1,036,159	212,041
PWP Pipelines	200,000	-	194,048	5,952
PBWPF PWP Train Tmt.	4,249,000	-	3,580,227	668,773
PBWPF Mountain Train	2,736,400	-	2,345,794	390,606
RAW PWP Water - Denver Only	458,900	-	-	458,900
DW Mountain - Denver Only	917,800	-	-	917,800
AW PWP Raw - Aurora Only	4,461,800	-	4,002,899	458,901
AW Mountain- Aurora Only	9,069,100	-	8,151,286	917,814
Total	$24,074,100	$0	$19,912,350	$4,161,750
% of Total		0%	83%	17%

Capital Costs

Facility Name	Total	Denver Water	Aurora Water	SMWSA
PWP North Campus	$8,105,219	$0	$6,686,425	$1,418,794
PWP Pumping Stations	7,014,208	-	6,434,406	579,802
PWP Pipelines	11,142,875	-	10,811,285	331,590
PBWPF PWP Train Tmt.	16,818,359	-	15,346,357	1,472,002
PBWPF Mountain Train	11,105,612	-	10,104,155	1,001,457
RAW PWP Water - Denver Only	-	-	-	-
DW Mountain - Denver Only	-	-	-	-
AW PWP Raw - Aurora Only	-	-	-	-
AW Mountain- Aurora Only	-	-	-	-
Total	$54,186,273	$0	$49,382,628	$4,803,644
% of Total		0%	91%	9%

Total Costs

Facility Name	Total	Denver Water	Aurora Water	SMWSA
PWP North Campus	$8,838,119	$0	$7,288,361	$1,549,758
PWP Pumping Stations	8,262,408	-	7,470,565	791,843
PWP Pipelines	11,342,875	-	11,005,334	337,541
PBWPF PWP Train Tmt.	21,067,359	-	18,926,584	2,140,775
PBWPF Mountain Train	13,842,012	-	12,449,949	1,392,063
RAW PWP Water - Denver Only	458,900	-	-	458,900
DW Mountain - Denver Only	917,800	-	-	917,800
AW PWP Raw - Aurora Only	4,461,800	-	4,002,899	458,901
AW Mountain- Aurora Only	9,069,100	-	8,151,286	917,814
Total	$78,260,373	$0	$69,294,979	$8,965,394
% of Total		0%	89%	11%

Total Water Delivered from Project (MG)	8,821	-	7,192	1,629
Avg. Cost per Unit (MG)	$8,872	$0	$9,635	$5,503
Total Water Delivered from Project (Acre-Feet)	27,071	-	22,071	5,000
Avg. Cost per Acre-Foot	$2,891	$0	$3,140	$1,793

Avg. $ per Thousand Gallons		$0.00	$9.64	$5.50
Less Revenue Received from Others		$0.00	$1.06	$0.00
Less Costs Incurred Internally		$0.00	$9.64	$0.00
Net Avg. $ per Thousand Gallons Cost (Revenue)		$0.00	($1.06)	$5.50

Average Cost per Unit of Final Delivered Water

Operating & Maintenance Costs

Facility Name	Denver Water	Aurora Water	SMWSA
PWP North Campus	$0.00	$0.08	$0.08
PWP Pumping Stations	$0.00	$0.14	$0.13
PWP Pipelines	$0.00	$0.03	$0.00
PBWPF PWP Train Tmt.	$0.00	$0.50	$0.41
PBWPF Mountain Train	$0.00	$0.33	$0.24
RAW PWP Water - Denver Only	$0.00	$0.00	$0.28
DW Mountain - Denver Only	$0.00	$0.00	$0.56
AW PWP Raw - Aurora Only	$0.00	$0.56	$0.28
AW Mountain- Aurora Only	$0.00	$1.13	$0.56
Total	$0.00	$2.77	$2.55

Capital Costs

Facility Name	Denver Water	Aurora Water	SMWSA
PWP North Campus	$0.00	$0.93	$0.87
PWP Pumping Stations	$0.00	$0.89	$0.36
PWP Pipelines	$0.00	$1.50	$0.20
PBWPF PWP Train Tmt.	$0.00	$2.13	$0.90
PBWPF Mountain Train	$0.00	$1.40	$0.61
RAW PWP Water - Denver Only	$0.00	$0.00	$0.00
DW Mountain - Denver Only	$0.00	$0.00	$0.00
AW PWP Raw - Aurora Only	$0.00	$0.00	$0.00
AW Mountain- Aurora Only	$0.00	$0.00	$0.00
Total	$0.00	$6.87	$2.95

Total Costs

Facility Name	Denver Water	Aurora Water	SMWSA
PWP North Campus	$0.00	$1.01	$0.95
PWP Pumping Stations	$0.00	$1.04	$0.49
PWP Pipelines	$0.00	$1.53	$0.21
PBWPF PWP Train Tmt.	$0.00	$2.63	$1.31
PBWPF Mountain Train	$0.00	$1.73	$0.85
RAW PWP Water - Denver Only	$0.00	$0.00	$0.28
DW Mountain - Denver Only	$0.00	$0.00	$0.56
AW PWP Raw - Aurora Only	$0.00	$0.56	$0.28
AW Mountain- Aurora Only	$0.00	$1.13	$0.56
Total	$0.00	$9.64	$5.50

Total Water Delivered from Project (MG)	-	7,192	1,629
Avg. Cost per Unit (MG)	$0	$0	$0
Total Water Delivered from Project (Acre-Feet)	-	22,071	5,000
Avg. Cost per Acre-Foot	$0	$0	$0

Avg. $ per Thousand Gallons	$0.00	$9.64	$5.50
Less Revenue Received from Others	$0.00	$1.06	$0.00
Less Costs Incurred Internally	$0.00	$9.64	$0.00
Net Avg. $ per Thousand Gallons Cost (Revenue)	$0.00	($1.06)	$5.50

1,036,159
so S601,936
S130,964
212,041                                PWP North campus
PWP Pumpln1 Stations                                              SD.OD
$0.0D              SD.OS
$0.14                SD.OS
$0.13
194,048                                                                                              5,952               PWP Pipelines $0.0D $0.03 $0.0D
3,580,227                                                                                              668,773               PBWPF PWP Train Tmt. $0.0D $0.50 $0.41
2,345,794                                                                                              390,606               PBWPF Mountain Train $0.0D $0.33 $0.24
458,90D RAW PWP Water - Denver Only $0.0D $0.0D $0.28
917,800               OW Mountain - Denver Only $0.0D $0.0D $0.56
4,0D2,1199                                                                                              458,901               AW PWP Raw - Aurora Only $0.0D $0.56 $0.28
8,151,286                                                                                              917,814               AW Mountain- Aurora Only $0.00 $1.13 $0.56
$0                                                                                              $19,912,350 $4,161,750 Total $0.0D $2.77 $255
°"                                                                                              83%              17"
I                                                                                                           capital Costs I I capital costs I
 Fadl!!!  Name                                                                                                           Total Denver Watl!r Aurora  Water SMWSA  Faclllty Name Denver Water Aurora Water SMWSA
PWP North Campus                                       $8,105,219                             $0           $6,686,425                             $1,418,794 PWP North campus $0.0D $0.93 $0.87
PWP Pumpln1 Stations                                       7,014,208                                        6,434,406                             579,802 PWP Pumpin1 Stations $0.0D $0.89 $0.36
PWP Pipelines                                       11,142,875                                        10,811,285                             331,590 PWP Pipelines $0.0D $1.50 $0.20
PBWPF PWP Train Tmt.                                                                    16,111,359                                        15,346,357 1,472,0D2 PBWPF PWP Train Tmt. $0.0D $2.13 $0.90
PBWPF Mountain Train                                       11,105,612                                        10,104,155                             1,0Dl,457 PBWPF Mountain Train $0.0D $1.40 $0.61
RAW PWP Water - Denver Only RAW PWP Water - Denver Only $0.0D $0.0D $0.0D
OW Mountain - Denwr Only DW Mountain - Denver Only $0.0D $0.0D $0.0D
AW PWP Raw - Aurora Only AW PWP Raw -Aurora Only $0.0D $0.0D $0.0D
AW Mountain-Aurora  Only AW Mountain-Aurora  Only $0.0D $0.0D $0.0D
Total                                       $54,116,273                             $0           $49,382,628                             $4,803,644 Total $0.0D $6.87 $2.95

1

PWP North Campus Cost Summary

PWP North Campus

Maximum Capacity (MGD)	8.5
Average Day Usage (MGD)	8.0
% of Max Capacity Use	94%
Facility Cost NBV ($ million)	$118.91

The North Campus facility is the riverbed filtration and intake located adjacent to the South Platte River where reuse, or "Brighton", water is received. Riverbank filtrations well, aquifer recharge and recovery system, and associated piping.

Share of Facility Usage

Customer	Total Annual Usage (MG)	Avg. Day Usage (MGD)	% of Total Usage
Denver Water	-	-	0%
Aurora Water	2,368.6	6.5	81%
SMWSA	543.1	1.5	19%
Total Usage	2,911.7	8.0	100%

Share of Facility Capacity

Max Month (MGD)	Adj. for Interruptible (MGD)	Alloc. Of Unused Reserve (MGD)	Total Capacity Used (MGD)	% of Total
-	-	-	-	0%
6.5	-	2.0	8.5	100%
3.4	(3.4)	-	-	0%
9.9	(3.4)	2.0	8.5	100%

Facility Costs

Annual Costs	Allocated to Usage	Allocated to Capacity	Total
Fixed O&M Costs	$469,249	$30,751	$500,000
Capital Cost	7,606,724	498,495	8,105,219
Variable O&M	232,900	0	232,900
Total	$8,308,873	$529,247	$8,838,119
Units	2,911.7	8.5	
Cost per Unit	$2,854	$62,264	
	$1,859	$212,251	

Cost Allocations

	Denver Water	Aurora Water	SMWSA	Total
Usage Units	-	2,368.6	543.1	2,911.7
$/Unit	$2,854	$2,854	$2,854	$2,854
Subtotal	$0	$6,759,115	$1,549,758	$8,308,873
Capacity Units	-	8.5	-	8.5
$/Unit	$62,264	$62,264	$62,264	$62,264
Subtotal	$0	$529,247	$0	$529,247
Total Cost	**$0**	**$7,288,361**	**$1,549,758**	**$8,838,119**

Customer
Total Annual Usage (MG)
Avg. Day Usage (MGD)
% ofTotal Usage
Max Month (MGD) Adj. for Interruptible
(MGD)
Allee. Of Unused Reserve (MGD)
Total Capacity Used (MGD)
% ofTotal
Denver Water                                -                            -                     0%                       -                    - - - 0%
Aurora Water                                2,368.6                            6.5                     81%                       6.5                    - 2.0 8.5 100%
SMWSA                                543.1                            1.5                     19%                       3.4                    (3.4) - - 0%
Total Usage                                2,911.7                            8.0                     100%                       9.9                    (3.4) 2.0 8.5 100%
I                                Facility Costs                                                I                       I Cost Allocations I
Allocated to                            Allocated to
Annual Costs                                Usage                            Capacity                     Total                                           Denver Water Aurora Water SMWSA Total
Fixed O&M Costs                                $469,249                            $30,751                     $500,000                       Usage Units - 2,368.6 543.1 2,911.7
Capital Cost                                7,606,724                            498,495                     8,105,219                       $/Unit                    $2,854 $2,854 $2,854 $2,854
Variable O&M                                232,900                            0                     232,900
Subtotal                    $0 $6,759,115 $1,549,758 $8,308,873
Total           $8,308,873                      $529,247                      $8,838,119
Capacity Units                                -
8.5 - 8.5
Units                                2,911.7                            8.5                                           $/Unit                    $62,264 $62,264 $62,264 $62,264
Cost per Unit                                $2,854                            $62,264                                           Subtotal                    $0 $529,247 $0 $529,247
$1,859
$212,251
Total Cost                    $0 $7,288,361 $1,549,758 $8,838,119

2

PWP North Campus Cost Summary

PWP Pumping Stations

Maximum Capacity (MGD)	18.0
Average Day Usage (MGD)	8.0
% of Max Capacity Use	44%
Facility Cost NBV ($ million)	$85.57

Share of Facility Usage

Customer	Total Annual Usage (MG)	Avg. Day Usage (MGD)	% of Total Usage
Denver Water	-	-	0%
Aurora Water	2,368.6	6.5	81%
SMWSA	543.1	1.5	19%
Total Usage	2,911.7	8.0	100%

Share of Facility Capacity

Customer	Max Month (MGD)	Adj. for Interruptible (MGD)	Alloc. Of Unused Reserve (MGD)	Total Capacity Used (MGD)	% of Total
Denver Water	-	-	-	-	0%
Aurora Water	6.5	-	11.5	18.0	100%
SMWSA	3.4	(3.4)	-	-	0%
Total Usage	9.9	(3.4)	11.5	18.0	100%

Facility Costs

Annual Costs	Allocated to Usage	Allocated to Capacity	Total
Fixed O&M Costs	$88,636	$111,364	$200,000
Capital Cost	3,108,551	3,905,657	7,014,208
Variable O&M	1,048,200	0	1,048,200
Total	$4,245,387	$4,017,021	$8,262,408
Units	2,911.7	18.0	
Cost per Unit	$1,458	$223,168	

Cost Allocations

	Denver Water	Aurora Water	SMWSA	Total
Usage Units	-	2,368.6	543.1	2,911.7
$/Unit	$1,458	$1,458	$1,458	$1,458
Subtotal	$0	$3,453,544	$791,843	$4,245,387
Capacity Units	-	18.0	-	18.0
$/Unit	$223,168	$223,168	$223,168	$223,168
Subtotal	$0	$4,017,021	$0	$4,017,021
Total Cost	**$0**	**$7,470,565**	**$791,843**	**$8,262,408**

Maximum Capacity (MGD) Average Day Usage (MGD) % of Max Capacity Use Facility Cost NBV ($ million)
18.0 8.0 44% $85.57 The PWP pumping stations include three (3) stations located between the PWP North Campus and the PBWPF treatment plant. The stations pump water from the North Campus along a 32 mile pipeline.            Share of Facility Usage

I                                     Share of Facility Capacity Adj. for
Total Annual                                         Avg. Day                      % of Total                      Max Month                        Interruptible                      Alloc. Of Unused Total Capacity
Customer                                        Usage (MG)                               Usage (MGD)                               Usage                         (MGD)                              (MGD)                               Reserve (MGD)Used (MGD)%  ofTotal Denver Water - - 0% - - - - (),".{, Aurora Water2,368.66.581%6.5-11.S18.0100,".{,
SMWSA                                                 543.1                       1.5                    19%                         3.4                   (3.4)                       -                    -                       0%
Total Usage                                               2,911.7                         8.0                  100%                           9.9                   (3.4)                      11.5                    18.0                     100%

Facility Costs     Cost  Allocations    Allocated to                      Allocated to
Annual Costs Usage
Capacity Total
Denver Water Aurora Water
SMWSA Total Fixed O&M Costs
$88,636 $200,000
$111,364 Usage Units
2,368.6 543.1 2,911.7
Capital Cost                                            3,108,551                    3,905,657                    7,014,208                    $/Unit                             $1,458                       $1,458                    $1,458                      $1,458
Variable O&M                                            1,048,200                               0          1,048,200
Total                                          $4,245,387                                        $4,017,021 $8,262,408
Subtotal                                   $0            $3,453,544                      $791,843 $4,245,387
Capacity Units                                  -                      18.0                     - 18.0
Units                                               2,911.7                        18.0                                $/Unit                          $223,168 $223,168 $223,168 $223,168
Cost per Unit                                $1,458                      $223,168                      Subtotal                      $0           $4,017,021                      $0           $4,017,021

3

PWP Pumping Stations Cost Summary

PWP Pipelines

Maximum Capacity (MGD)	50.0
Average Day Usage (MGD)	8.0
% of Max Capacity Use	16%
Facility Cost NBV ($ million)	$156.82

The PWP Pipeline is a 32-mile line running from the North Campus to the PBWPF.

Facility Costs

Annual Costs	Allocated to Usage	Allocated to Capacity	Total
Fixed O&M Costs	$31,909	$168,091	$200,000
Capital Cost	1,777,784	9,365,091	11,142,875
Variable O&M	0	0	0
Total	$1,809,693	$9,533,182	$11,342,875
Units	2,911.7	50.0	
Cost per Unit	$622	$190,664	

Cost Allocations

	Denver Water	Aurora Water	SMWSA	Total
Usage Units	-	2,368.6	543.1	2,911.7
$/Unit	$622	$622	$622	$622
Subtotal	$0	$1,472,152	$337,541	$1,809,693
Capacity Units	-	50.0	-	50.0
$/Unit	$190,664	$190,664	$190,664	$190,664
Subtotal	$0	$9,533,182	$0	$9,533,182
Total Cost	**$0**	**$11,005,334**	**$337,541**	**$11,342,875**

Customer Total Annual Avg. Day % of Total
Max Month                      Adj. for Interruptible Alloc. Of Unused
Total Capacity
Usage (MG)                              Usage (MGD)                                         Usage                       (MGD) (MGD) Reserve (MGD) Used (MGD) % of Total
Denver Water                             -                              -                     0%                     -                       - - - 0%
Aurora Water                             2,368.6                              6.S                     81%                     6.S                       - 43.S so.a 100%
SMWSA                             S43.1                              1.S                     19%                     3.4                       (3.4) - - 0%

Annual Costs                            Facility Costs                                                  I                        I Cost Allocations
Allocated to                               Allocated to
Usage                               Capacity                    Total                                           Denver Water Aurora Water SMWSA Total
Fixed O&M Costs                                                          $31,909                    $168,091                   $200,000 Usage Units - 2,368.6 S43.1 2,911.7
Capital Cost                            1,777,784                               9,36S,091                    11,142,87S                                           $/Unit $622 $622 $622 $622
Variable O&M                            0                               0                    0
Subtotal                    $0 $1,472, 1S2 $337,S41 $1,809,693
Total           $1,809,693                      $9,S33,182                      $11,342,87S Capacity Units

4

PBWPF PWP Train Treatment Cost Summary

PBWPF PWP Train Tmt.

Maximum Capacity (MGD)	17.0
Average Day Usage (MGD)	8.0
% of Max Capacity Use	47%
Facility Cost ($ million)	$180.67

The PWP Treatment train is one of two at the PBWPF. The PWP train treats the water taken from the North Campus.

Facility Costs

Annual Costs	Allocated to Usage	Allocated to Capacity	Total
Fixed O&M Costs	$586,561	$663,439	$1,250,000
Capital Cost	7,891,990	8,926,369	16,818,359
Variable O&M	2,999,000	0	2,999,000
Total	$11,477,550	$9,589,808	$21,067,359
Units	2,911.7	17.0	
Cost per Unit	$3,942	$564,106	

Cost Allocations

	Denver Water	Aurora Water	SMWSA	Total
Usage Units	-	2,368.6	543.1	2,911.7
$/Unit	$3,942	$3,942	$3,942	$3,942
Subtotal	$0	$9,336,775	$2,140,775	$11,477,550
Capacity Units	-	17.0	-	17.0
$/Unit	$564,106	$564,106	$564,106	$564,106
Subtotal	$0	$9,589,808	$0	$9,589,808
Total Cost	**$0**	**$18,926,584**	**$2,140,775**	**$21,067,359**

Share of Facility Usage                      Share of Facility Capacity                  Adj. for
Total Annual                                         Avg. Day                      % of Total                      Max  Month                         Interruptible                      Alloc. Of Unused  Total Capacity
Customer                                        Usage (MG)                               Usage (MGD)                               Usage                         (MGD)                              (MGD)                     Reserve (MGD) Used (MGD) %  ofTotal Denver Water - - 0% - - - -0% Aurora Water2,368.66.581%6.5-10.517.0100%
SMWSA                                                 543.1                       1.5                    19%                         3.4                   (3.4)                       -                    -                       O"Ai
Total Usage                                               2,911.7                         8.0                  100%                           9.9                   (3.4)                      10.5                    17.0                     100%
Facility Costs                                                          Cost  Allocations
Allocated to                                                                                                                     Allocated to

Annual Costs	Usage	Capacity	Total	Denver Water	Aurora Water	SMWSA	Total Fixed O&M Costs	$586,561	$663,439	$1,250,000	Usage Units	-	2,368.6	543.1	2,911.7
Capital Cost                                            7,891,990                    8,926,369                   16,818,359                     $/Unit                             $3,942                       $3,942                    $3,942                      $3,942
Variable O&M                                            2,999,000                               0          2,999,000
Total                                         $11,477,550                                       $9,589,808$21,067,359
Subtotal                                  $0            $9,336,775                                       $2,140,775$11,477,550
Capacity Units                                  -                      17.0                     -                    17.0
Units                                               2,911.7                        17.0                                $/Unit                          $564,106$564, 106 $564,106 $564,106
Cost per Unit                                $3,942                      $564,106                      Subtotal                      $0           $9,589,808                      $0           $9,589,808

5

PBWPF Mountain Train Cost Summary

PBWPF Mountain Train

Maximum Capacity (MGD)	33.0
Average Day Usage (MGD)	16.2
% of Max Capacity Use	49%
Facility Cost ($ million)	$124.30

The Mountain train is the second of two at the PBWPF. The Mountain train treats the water taken from the Aurora Water mountain water supply pipeline (Rampart) before blending the water with the PWP supply.

	Share of Facility Usage			Share of Facility Capacity				
Customer	Total Annual Usage (MG)	Avg. Day Usage (MGD)	% of Total Usage	Max Month (MGD)	Adj. for Interruptible (MGD)	Alloc. Of Unused Reserve (MGD)	Total Capacity Used (MGD)	% of Total
Denver Water	-	-	0%	-	-	-	-	0%
Aurora Water	4,823.2	13.2	82%	18.5	-	14.5	33.0	100%
SMWSA	1,086.2	3.0	18%	1.7	(1.7)	-	-	0%
Total Usage	5,909.4	16.2	100%	20.2	(1.7)	14.5	33.0	100%

Facility Costs

Annual Costs	Allocated to Usage	Allocated to Capacity	Total
Fixed O&M Costs	$588,732	$611,268	$1,200,000
Capital Cost	5,448,525	5,657,087	11,105,612
Variable O&M	1,536,400	0	1,536,400
Total	$7,573,657	$6,268,355	$13,842,012
Units	5,909.4	33.0	
Cost per Unit	$1,282	$189,950	

Cost Allocations

	Denver Water	Aurora Water	SMWSA	Total
Usage Units	-	4,823.2	1,086.2	5,909.4
$/Unit	$1,282	$1,282	$1,282	$1,282
Subtotal	$0	$6,181,594	$1,392,063	$7,573,657
Capacity Units	-	33.0	-	33.0
$/Unit	$189,950	$189,950	$189,950	$189,950
Subtotal	$0	$6,268,355	$0	$6,268,355
Total Cost	**$0**	**$12,449,949**	**$1,392,063**	**$13,842,012**

Share of Facility Usage                 Share of Facility Capacity                                            Adj. for
Total Annual                                         Avg. Day                      % ofTotal                      Max Month                        Interruptible   Allee. Of Unused  Total Capacity
Customer                                         Usage (MG)                              Usage (MGD)                                Usage                         (MGD)                              (MGD)                               Reserve (MGD)Used (MGD)%  ofTotal Denver Water - - 0% - - - -0% Aurora Water4,823.213.282%18.5-14.533.0100%
SMWSA                                               1,086.2                         3.0                    18%                         1.7                   (1.7)                       -                    -                       0%
Total Usage                                               5,909.4                        16.2                    100%                         20.2                     (1.7)                      14.5                    33.0                     100",{,
 Facility Costs       Cost  Allocations
Allocated to                      Allocated to

Annual Costs	Usage	Capacity	Total	Denver Water	Aurora Water	SMWSA	Total Fixed O&M Costs	$588,732	$611,268	$1,200,000	Usage Units	-	4,823.2	1,086.2	5,909.4
Capital Cost                                            5,448,525                    5,657,087                   11,105,612                     $/Unit                             $1,282                       $1,282                    $1,282                     $1,282
Variable O&M                                            1,536,400                               0          1,536,400
Total                                          $7,573,657                                      $6,268,355$13,842,012
Subtotal                                   $0            $6,181,594                                         $1,392,063$7,573,657
Capacity Units                                  -                     33.0                     -                    33.0
Units                                               5,909.4                        33.0                                $/Unit                          $189,950 $189,950 $189,950 $189,950
Cost per Unit                                $1,282                      $189,950                      Subtotal                      $0           $6,268,355                      $0           $6,268,355

6

ATTACHMENT D

WEST SLOPE CHARGE AGREEMENT
[WISE agreement with Authority]

Agreement between Authority, River District and Denver Water.

1.           Authority agrees to pay into the West Slope Fund the West Slope Charge for each acre foot of water provided by Denver Water, as provided in Authority's water supply contract with Denver Water.

•	The West Slope Charge will be 12.5% of the standard nonpotable or potable water rate, as applicable, charged by Denver Water to customers outside its Service Area.

•
Authority agrees that payment of the West Slope Charge is a contractual obligation to the River District, established at the defined percentage.  Parties agree that the West Slope Charge is not a cost-based rate, but a contractual obligation, and is not governed by rate provisions in Denver Water's water supply contracts and leases.

•	Authority agrees that nonpayment of the West Slope Charge may constitute breach of this contract and may result in suspension of water deliveries.

2.           Billing and payment

•	Denver Water agrees to be responsible for collection of the West Slope Charge on behalf of the River District.

•
Whenever Denver Water adjusts the rates charged to Authority [usually annually], it will notify the River District in the same manner as it notifies its customers.  The River District will respond in writing, requesting that Denver Water be responsible for billing and collection of the specified revised West Slope Charge based on the adjusted rate.

•	Authority will pay the West Slope Charge as part of its payment for water provided.

•	Denver Water will follow its normal procedures for providing notice of nonpayment.

•	Denver Water will transmit the collected West Slope Charge payments to the River District on a regular schedule determined by the payment schedule.

3.            Default for nonpayment

•	If Authority fails to pay the West Slope Charge within the period allowed by Denver Water's normal collection procedures, Denver Water will send a written notice to the River District.

•
The River District will send written notice to Authority, with a copy to Denver Water, of breach of contract for failure to pay the West Slope Charge.  The notice of breach shall include a reasonable period during which the Authority may cure the breach.

•	The River District will undertake such measures as it deems necessary to collect the unpaid West Slope Charge.

Attachment D -- pg. 1

•
If other efforts fail and the River District deems it necessary, the River District will send a notice of proposed suspension of water delivery to the Authority and a notice of default to Denver Water requesting that Denver Water suspend delivery of water on a proposed date of suspension, which shall be no less than ten (10) days following the date of the notice.

•
If payment is not received prior to the end of the noticed period, Denver Water agrees to suspend deliveries of water as requested by the River District, until such time as the West Slope Charge is paid and the River District requests Denver Water to resume deliveries.

•
Denver Water will not suspend deliveries of water to the Authority unless the written notice of default includes a certification from the River District that it will take full responsibility for any damages to the Authority resulting from suspension of service requested by River District that is later determined to be unlawful or to be invalid by reason of an error committed by the River District, and to hold Denver Water harmless for any such damages and costs incurred by Denver Water, if any, in defending itself. The River District will assume no responsibility for an error committed by Denver Water.

4.           Agree to Abstention Provisions and agree to enforce Abstention Provisions against WISE Members, as required in the SM WISE IGA between the Authority and the Members, relevant portions of which are attached .

Attachment D -- pg. 2